Exhibit 10.10

PARTICIPATION AGREEMENT

among

RED CAPITAL PARTNERS, LLC

and

SENTIO GEORGETOWN, LLC

and

SENTIO GEORGETOWN TRS, LLC

August 31, 2016

The Delaney at Georgetown Village
Georgetown, Texas

Page

Section 1:	DEFINITIONS; RULES OF CONSTRUCTION	2
1.1	Definitions	2
1.2	Rules of Construction	13
Section 2:	CREATION OF PARTICIPATIONS AND CONVEYANCE OF SENIOR PARTICIPATION	14
2.1	Creation of Participations	14
2.2	Current Principal Balances of Participations	14
2.3	Nature of Participations	14
2.4	Conveyance of Senior Participation	14
2.5	Issuance of Certificates	14
2.6	Appointment of Agent	14
2.7	Custody of the Loan Documents	14
2.8	Option Agreement	15
Section 3:	PURCHASE PRICE AND FUTURE ADVANCES	15
3.1	Purchase Price	15
3.2	Future Funding Commitment	15
3.3	Funding Conditions – Project Costs	15
3.4	Funding Conditions – Interest Reserve	17
3.5	Protective Advances	17
Section 4:	ADMINISTRATION OF THE LOAN	18
4.1	Appointment of Agent	18
4.2	Servicer	19
4.3	Confirmation of Authority of Agent	21
4.4	Distributions	21
4.5	Books, Records, and Reports to Participants	21
4.6	Reports to Participants Following Event of Default	22
4.7	Administration of Construction and Construction Disbursements	23
4.8	Administration of REO Property	23
Section 5:	DISTRIBUTIONS	24
5.1	Collection Account	24

i

(continued)

Page

5.2	Distributions in the Absence of a Continuing Event of Default	24
5.3	Payments During a Continuing Event of Default	27
5.4	Clarifications Applicable to All Distribution Provisions	29
5.5	Return of Excess Payments and Agent’s Right of Offset	29
5.6	Exit Fee	30
5.7	Commitment and Origination Fees	30
5.8	Extension Fee	30
Section 6:	WORKOUTS AND REALIZED LOAN LOSSES	31
6.1	Limitation of Impact of Workouts on Senior Participation	31
6.2	Economic Effect of Realized Loan Losses Borne by Participants in Reverse Sequential Order	31
6.3	Distributions on Participations When Property is REO Property	31
Section 7:	[RESERVED]	31
Section 8:	LIMITATION ON LIABILITY	31
8.1	Liability of Senior Participant to Junior Participant	31
8.2	Liability of Junior Participant to Senior Participant	31
8.3	Liability of Agent	32
Section 9:	PURCHASE OF SENIOR PARTICIPATION BY JUNIOR PARTICIPANT	32
9.1	Grant of Junior Participant Purchase Option	32
9.2	Conditions of Junior Participant Purchase Option	32
9.3	Closing of Purchase and Sale Pursuant to Junior Participant Purchase Option	32
9.4	Deferral of Change of Control While Purchase and Sale is Pending	32
9.5	Exit Fee Payable Upon Exercise of Junior Participant Purchase Option	33
Section 10:	CURE RIGHTS	33
Section 11:	[RESERVED]	34
Section 12:	REPRESENTATIONS AND WARRANTIES OF THE PARTICIPANTS	34
12.1	Representations and Warranties	34
Section 13:	INDEPENDENT ANALYSIS OF SENIOR PARTICIPANT	35

(continued)

Page

13.1	Independent Analysis of Credit Decision	35
Section 14:	TRANSFER OF PARTICIPATIONS OR COMMITMENTS	36
14.1	Consents to Transfer Required	36
14.2	Standards for Granting Consent	36
14.3	Certain Exceptions to Restrictions on Transfer	37
14.4	Transfers of Agent’s Interest	37
14.5	Transfers to Borrower or Affiliates of Borrower	38
14.6	Procedures for Proposed Transfers	38
14.7	Release from Liability	38
14.8	Registration of Transfers	38
Section 15:	[RESERVED]	39
Section 16:	AUTHORITY AND LIABILITIES OF THE AGENT	39
16.1	Authority of Agent	39
16.2	Absence of Fiduciary Relationship	39
16.3	Exclusive Right of Agent to Institute Loan Enforcement and Foreclosure Proceedings	39
16.4	Limitation on Agent’s Liability; Agent’s Ability to Rely on Advice of Experts	39
Section 17:	CONSULTATIONS AND MAJOR DECISIONS	40
17.1	Consultations Between Agent and Participants	40
17.2	Major Decisions	40
17.3	Action Notice for Major Decisions	42
17.4	Restrictions on Powers of Participants	42
Section 18:	APPOINTMENT OF NEW AGENT FOLLOWING LOSS OF CONTROL EVENT; CONTROL RETENTION COLLATERAL	43
18.1	Required Control Appraisal	43
18.2	Loss of Control Event	43
18.3	Second Opinion re Loss of Control Event	43
18.4	Transfer of Agent Rights	43
18.5	Posting of Control Retention Collateral to Defer Loss of Control Event	44

(continued)

Page

18.6	Restoration of Agent’s Rights to Junior Participant	44
18.7	Release of Excess Control Retention Collateral	44
18.8	Application of Control Retention Collateral Upon Final Recovery Determination	44
Section 19:	CERTAIN MATTERS AFFECTING THE AGENT	44
19.1	Certain Rights of Agent	44
Section 20:	MISCELLANEOUS	45
20.1	No Pledge or Loan	45
20.2	No Creation of a Partnership or Exclusive Purchase Right	45
20.3	Other Business Activities of the Participants	45
20.4	Not a Security	46
20.5	Governing Law; Submission to Jurisdiction	46
20.6	Waiver of Jury Trial	46
20.7	Successors and Assigns; Third Party Beneficiaries	46
20.8	Counterparts	46
20.9	Captions	46
20.10	Notices	47
20.11	Severability	47
20.12	Withholding Taxes	47

PARTICIPATION AGREEMENT

This Participation Agreement (the “Agreement”), dated as of August 31, 2016 (the “Effective Date”), is made by and among RED CAPITAL PARTNERS, LLC, an Ohio limited liability company (“RCP”), SENTIO GEORGETOWN, LLC, a Delaware limited liability company (“Sentio”), and SENTIO GEORGETOWN TRS, LLC, a Delaware limited liability company (“Sentio TRS”).

RECITALS

Whereas, pursuant to the terms, provisions and conditions set forth in that certain Construction Loan Agreement (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”), dated as of January 15, 2015 (the “Closing Date, between Westminster – LCS Georgetown LLC, an Iowa limited liability company, as “Borrower”, and Sentio and Sentio TRS, collectively, as “Lender”, Sentio and Sentio TRS made a loan to Borrower in the maximum committed amount of $41,912,000 (the “Loan”). The Loan is evidenced by a Promissory Note A dated as of the Closing Date in face amount of $40,912,000.00, payable by Borrower to Sentio (“Note A”), and by a Promissory Note B dated as of the Closing Date in face amount of $1,000,000.00, payable by Borrower to Sentio TRS (“Note B”). Pursuant to the Loan Agreement, Sentio committed to Borrower to advance up to the face amount of Note A, and Sentio TRS committed to Borrower to advance up to the face amount of Note B, with advances to be made on a pro rata basis. Pursuant to the Loan Agreement, advances under the Loan are available to pay Project Costs for the development of a senior living project to be known as The Delaney at Georgetown Village, located in Georgetown, Texas (the “Property”). Also, a portion of the Loan is allocated to an interest reserve, from which advances may be made to pay interest accruing on the Loan. Note A and Note B are secured by, among other things, a Deed of Trust, Assignment of Leases and Rents, Security Agreement, and Fixture Filing encumbering the Property dated as of the Closing Date (the “Mortgage”).

Whereas, as of the Effective Date, Sentio and Sentio TRS collectively have advanced to Borrower $30,159,414.47 in respect of the Loan, and the committed but unfunded amount of the Loan is $11,752,585.53.

Whereas, Sentio and Sentio TRS desire to sell to RCP, and RCP desires to purchase from Sentio and Sentio TRS, a participation in the Loan.

Whereas, the parties hereto intend that the participation in the Loan to be acquired by RCP shall be senior to the participation in the Loan to be retained by Sentio and Sentio TRS upon and subject to the terms and conditions of this Agreement.

Whereas, the parties hereto desire to enter into this Agreement to memorialize the terms and conditions under which the senior participation will be purchased and sold and the Loan will be administered after the sale of the senior participation.

Now, Therefore, in consideration of the mutual covenants herein contained, the parties hereto mutually agree as follows:

Section 1:   DEFINITIONS; RULES OF CONSTRUCTION

1.1              Definitions. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement. Unless otherwise defined, two defined terms used together (e.g., “Senior Participation” and “Principal Balance”) shall have the combined meaning of the two terms. As used in this Agreement, the following capitalized terms shall have the respective meanings set forth below unless the context clearly requires otherwise:

“Accepted Servicing Practices” shall mean a contractual (non-fiduciary) duty to service and administer the Loan in the best interests of, and for the benefit of the Participants, in accordance with applicable law, the terms of this Agreement, and the terms of the Loan Agreement, and to the extent consistent with the foregoing in the same manner as is generally considered to be normal and usual in the commercial mortgage loan industry with regard to its general mortgage servicing activities for commercial mortgage loans comparable to the Loan, and to exercise the same degree of care that administrative agents and servicers customarily apply in administering construction loans similar to the Loan, or that the Agent or Servicer would apply if it were administering the entire Loan solely for its own account, whichever is higher, without regard to conflicting interests, and with a view to maximizing return on a cost-effective and present value basis, to all Participants, as a collective whole. In the event that circumstances pose a conflict as to the foregoing, the order of priority (from highest to lowest priority) shall be (A) applicable law, (B) the Loan Agreement, and (C) this Agreement. As used herein, “conflicts of interest” includes:

(i)       Any other relationship that Agent or any of its Affiliates may have with Borrower, with any other direct or indirect investor in the Property or neighboring properties, with either Participant, or with any of their Affiliates;

(ii)       any other interest in the Property or neighboring properties that Agent or any of its Affiliates may have other than as Lender or Participant in this transaction;

(iii)       any ownership, servicing or management by Agent or any of its Affiliates for others of any other mortgage loan or property;

(iv)       the right of Agent to receive indemnity and reimbursement of Costs under this Agreement; and

(v)       the sufficiency of any compensation or reimbursement payable to Agent under this Agreement.

“Action Notice” has the meaning assigned to such term in Section 17.3.

“Additional Servicing Compensation” shall mean Late Charges to the extent actually collected from Borrower and any one-time fees paid by Borrower for services provided by Agent, in its capacity as Servicer, including assumption application fees, modification fees, fees for reviewing Borrower requests, and other one-time, service-related fees; but not including Default Interest, assumption fees, or any fees based on “points” or calculated as a percentage of the outstanding principal balance of the Loan.

“Affiliate” shall mean as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as applied to any Person means the power, directly or indirectly, either to set or direct or cause the direction of the management and policies of such Person, whether by contract, voting rights, or otherwise.

“Agent” shall mean Junior Participant except during any period during which a Loss of Control Event has occurred and is continuing, in which event Senior Participant shall have the right to become the Agent pursuant to the terms and conditions hereof. Neither the Borrower nor any Affiliate of the Borrower or Borrower Related Party may be the Agent.

“Agreement” shall mean this Agreement, the exhibits and schedules hereto and all amendments hereof and supplements hereto.

“Appraisal” shall mean a third party property level MAI appraisal of the fair market value of the Property prepared by an appraiser acceptable to both Participants.

“Appraisal Event” shall mean a Monetary Event of Default or material Non-Monetary Event of Default that, in either case, becomes a Continuing Event of Default that would entitle Agent to accelerate the Loan.

“Appraisal Update” means an update to a previously delivered Appraisal that provides an updated opinion of the Appraised Value of the Property based on changes in circumstances since delivery of the prior Appraisal.

“Appraised Value” shall mean the value of the Property as determined by an Appraisal or, if applicable, an Appraisal Update.

“Available Funds” shall have the meaning ascribed to it in Section 5.2.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, as amended from time to time, any successor statute or rule promulgated thereto.

“Borrower” shall mean Westminster – LCS Georgetown LLC, an Iowa limited liability company and any successor or assign thereof with respect to the Loan.

“Borrower Related Party” shall mean Guarantor, any other direct obligor under any Loan Document, and any Affiliate of the foregoing.

“Business Day” shall mean any day that is not a Saturday or Sunday, and that is not a legal holiday in Columbus, Ohio, Georgetown, Texas, Orlando, Florida, New York, New York, or any other city that serves as the principal place of business for the Agent, either Participant, or Borrower, nor a day that banking institutions or savings associations in any of the foregoing cities are closed for business.

“Certificate” shall have the meaning assigned to such term in Section 2.1.

“Closing Date” shall have the meaning assigned to such term in the recitals of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collection Account” shall mean with respect to each Participation, an account controlled by Agent in which amounts are segregated (by ledger entries or otherwise) and held for the benefit of the related Participant.

“Commitment” means, with respect to each Participant, the amount specified in Section 3.1, as such amount may be increased or decreased from time to time by agreement of the necessary parties or pursuant to the terms and conditions of this Agreement.

“Commitment Percentage” shall mean the Senior Participation Commitment Percentage with respect to Senior Participant and the Junior Participant Commitment Percentage with respect to Junior Participant.

“Construction Disbursement” shall have the meaning provided in the Loan Agreement.

“Continuing Event of Default” shall mean (i) a Monetary Event of Default or material Non-Monetary Event of Default has occurred and is continuing under the Loan Documents, and (ii) all rights of Junior Participant under this Agreement to receive notice of and opportunity to cure such Event of Default have expired without a cure.

“Control Retention Collateral” shall mean, at the option of Junior Participant, either (i) a first priority and duly perfected security interest in favor of Senior Participant in cash or cash equivalents in the amount required by Section 18.5, or (ii) an unconditional and irrevocable standby letter of credit in the amount required by Section 18.5 that is payable to Senior Participant as beneficiary on sight demand, with a term of not less than one year, and issued by a major money center bank reasonably approved by Senior Participant. If the Control Retention Collateral is delivered in the form of a letter of credit, Junior Participant must enter into an agreement with Senior Participant, in customary commercial form, providing for the right of Senior Participant to draw on the letter of credit and hold the proceeds thereof as cash collateral for the Control Retention Guaranty in the event that (a) the letter of credit is not renewed at least 30 days before its expiration date, or (b) the issuer thereof delivers notice of its intention to cancel the letter of credit.

“Control Retention Guaranty” shall mean a guaranty of repayment of the Loan, signed by an Affiliate of Junior Participant (which Affiliate need own no material assets other than the Control Retention Collateral) and delivered to Senior Participant. The Control Retention Guaranty shall be in customary commercial form under the laws governing the other Loan Documents for a guaranty of repayment of a loan secured by cash collateral, except that (i) it shall be secured by the Control Retention Collateral, and (ii) its terms shall provide that the holder thereof, in its capacity as Agent, must make a Final Recovery Determination in accordance with Accepted Servicing Practices before commencing any action or proceeding to enforce the Control Retention Guaranty or sell, foreclose on, draw on, or otherwise realize on the Control Retention Collateral.

“Costs” shall mean all out-of-pocket costs, fees, expenses, interest, payments, losses, liabilities, judgments or causes of action reasonably suffered or incurred or paid by Agent (including in its capacity as Servicer) in carrying out the duties of Agent and Servicer, including costs of enforcement of the Loan Documents and legal fees, except to the extent proximately caused by the negligence or willful misconduct of Agent; provided however, that neither (i) the costs and expenses relating to the origination of the Loan, (ii) the costs and expenses related to a participation of the Loan, including the negotiation of this Agreement and any costs or expenses of Borrower or any of its Affiliates, nor (iii) the overhead of Agent’s normal operations, shall be included in or deemed to be “Costs.”

“Cure Option Notice” shall have the meaning assigned to such term in Section 10.

“Cure Payment” shall have the meaning assigned to such term in Section 10.

“Cure Period” shall have the meaning assigned to such term in Section 10.

“Cure Right” shall have the meaning assigned to such term in Section 10.

“Curing Participant” shall have the meaning assigned to such term in Section 10.

“Default Interest” shall mean any interest actually collected by Agent from Borrower at the Default Rate during any period of determination in excess of the amount of interest that would have been due and payable by Borrower with respect to the same period of determination in the absence of an Event of Default.

“Default Rate” shall have the meaning assigned to such term in the Loan Agreement.

“Distribution Spreadsheet” shall mean a spreadsheet in substantially the same form as the spreadsheet attached hereto as Exhibit D, or such other form as the Participants may mutually approve in writing.

“Distribution Date” shall mean, with respect to each receipt by Agent of Available Funds, the second (2nd) Business Day after such receipt; provided that, with respect to a Scheduled Payment, the Distribution Date shall be the later of the second (2nd) Business Day of the month in which the related Payment Date occurs or two (2) Business Days after the Scheduled Payment is actually received.

“Eligible Transferee” shall have the meaning ascribed to such term in the Loan Agreement.

“Exit Fee” shall mean a fee in the amount of $400,000 payable to Senior Participant pursuant to Section 2.8, Section 5.2, or Section 5.3, without duplication.

“Extension Fee” shall mean a fee in the amount of $100,000 payable to the Senior Participant pursuant to Section 5.8.

“Event of Default” shall mean an “Event of Default” as defined in the Loan Agreement.

“Final Recovery Determination” shall mean that Agent has determined, in accordance with Accepted Service Practices, that substantially all amounts likely to be recovered with respect to the Loan have been recovered.

“Funding Conditions” shall mean, with respect to any Loan Advance, the conditions to Lender’s commitment to fund such Loan Advance in the Loan Agreement.

“In Balance” shall have the meaning provided in the Loan Agreement.

“Interest Reserve” shall have the meaning provided in the Loan Agreement.

“Junior Participant” shall have the meaning assigned to such term in Section 2.1.

“Junior Participation” shall have the meaning assigned to such term in Section 2.1.

“Junior Participation Certificate” shall have the meaning assigned to such term in Section 2.1.

“Junior Participation Commitment Percentage” shall mean Fifty Two and 281/1000 percent (52.281%).

“Junior Participation Interest Strip” shall mean, with respect to any period of time, an amount equal to (i) the amount of interest accrued on the Loan Principal Balance during such period of time at the Loan Interest Rate (or, when and to the extent applicable, at the Loan Default Interest Rate), minus (ii) the amount of interest accrued on the Senior Participation Balance during such period of time (other than on portions thereof attributable to Protective Advances and interest on Protective Advances) at the Senior Participation Interest Rate (or, when and to the extent applicable, at the Senior Participation Default Interest Rate), minus (iii) the amount of interest accrued on portions of the Senior Participation Principal Balance attributable to Protective Advances (and accrued interest thereon) during such period of time at the Protective Advance Interest Rate (or, when and to the extent applicable, at the Protective Advance Default Interest Rate).

“Junior Participation Principal Balance” as of any date of determination, shall mean (i) $21,912,000.00, plus (ii) all advances made by Junior Participant in respect of Project Costs pursuant to Section 3.2 after the Effective Date, to the extent the same are not advanced by the Senior Participant in accordance with this Agreement, plus (iii) all advances deemed made by Junior Participant in respect of the Interest Reserve pursuant to Section 3.3 after the Effective Date, to the extent the same are not advanced by the Senior Participant in accordance with this Agreement, plus (iv) all Protective Advances made by Junior Participant, plus (v) the Junior Participation Interest Strip, minus (vi) all distributions made by Agent to Junior Participant pursuant to Section 5.2 or Section 5.3 in respect of interest and principal (including return of and on Protective Advances), minus (vii) all Realized Loan Losses allocated to Junior Participant pursuant to Section 6.2. The Junior Participation Interest Strip shall be calculated and added to the Junior Participation Principal Balance on each Payment Date or, when appropriate with respect to partial months, on a daily basis, in a manner consistent with the Loan Agreement and Accepted Servicing Practices.

“Junior Participant Purchase Option” shall have the meaning assigned to such term in Section 9.1.

“Junior Participant Purchase Option Closing Date” shall have the meaning assigned to such term in Section 9.3.

“Junior Participant Purchase Option Notice” shall have the meaning assigned to such term in Section 9.2.

“Junior Participant Purchase Option Price” shall mean the sum (without duplication) of the following, determined as of the Junior Participant Purchase Option Closing Date:

(i)                 the Senior Participation Principal Balance; plus

(ii)               interest accrued on the Senior Participation Principal Balance that has not previously been added to the Senior Participation Principal Balance, at the Senior Participation Interest Rate, to but not including the Junior Participant Purchase Option Closing Date; plus

(iii)             accrued but unpaid or unrecovered Costs and (without duplication) Additional Servicing Compensation with respect to any period of time that Senior Participant served as Agent.

The Junior Participant Purchase Option Price shall exclude any Default Interest (including Default Interest previously added to principal), any interest on Default Interest, and any Senior Participant Yield Maintenance Premium. The Exit Fee shall be payable, in addition to the Junior Participant Purchase Option Price, to the extent provided in Section 9.5.

“Late Charges” shall mean any amounts actually collected from Borrower pursuant to Section 2.8 of the Loan Agreement.

“Lender” shall mean the named “Lender” under the Loan Documents or, when the context requires, Agent in its capacity as the authorized representative of the Participants in exercising the rights and prerogatives of “Lender” under the Loan Documents.

“Lender Consultant” shall have the meaning provided in the Loan Agreement.

“Loan” shall have the meaning assigned to such term in the recitals. For the avoidance of doubt, “Loan” means Loan A and Loan B (as such terms are used in the Loan Agreement), collectively.

“Loan Advance” means an advance of funds to Borrower pursuant to the Loan Agreement for the purposes described therein.

“Loan Agreement” shall have the meaning assigned to such term in the recitals.

“Loan Documents” shall have the meaning assigned to such term in the Loan Agreement; provided that, for the avoidance of doubt, the Option Agreement is not a Loan Document and Senior Participant is not obtaining any right, title, or interest therein.

“Loan Default Interest Rate” shall mean the Loan Interest Rate plus four percent (4.0%).

“Loan Interest Rate” shall mean Seven and 90/100 percent (7.90%) per annum.

“Loan Principal Balance” shall mean the outstanding principal balance of the Loan, determined by Agent in accordance with the Loan Documents and Acceptable Servicing Practices, as if the Loan were evidenced by a single promissory note.

“Loss of Control Event” shall mean that any of the following has occurred:

(a)                Based on the most recent Appraisal or Appraisal Update obtained pursuant to the terms hereof following the occurrence of an Appraisal Event, the value of the collateral for the Loan (plus, if applicable, the value of any Control Retention Collateral delivered pursuant to the terms hereof) is less than or equal to One Hundred Thirty Percent (130%) of the sum of the following (determined as of the valuation date of such Appraisal or Appraisal Update): (i) the Senior Participation Principal Balance (excluding any portion thereof that constitutes Default Interest that was added to principal, and interest accrued on such portion), plus (ii) accrued and unpaid interest on the Senior Participation Principal Balance at the Senior Participation Interest Rate (without duplication of interest previously added to principal) (which, for clarification, shall exclude Default Interest), plus (iii) delinquent real estate taxes and assessments and insurance premiums (to the extent funds to pay the same are not available in a reserve or escrow held or controlled by Agent).

(b)               The Agent has filed for bankruptcy, has sought the protection of a receivership, has made an assignment for the benefit of creditors, or is otherwise deemed insolvent under applicable law.

(c)                The creditors of Agent have sought to have the Agent adjudicated as bankrupt or have sought a receivership for the assets or affairs of Agent.

(d)               The normal operations of Agent are suspended for a material period of time, whether voluntarily or involuntarily.

(e)                Junior Participant transfers the Junior Participation in violation of the terms and conditions hereof.

(f)                Junior Participant, whether in its capacity as Agent, Servicer or Participant, (i) fails to remit to Senior Participant any amount that it is required to remit under the terms of this Agreement, and such failure continues and remains uncured for five (5) Business Days after receipt of written notice from Senior Participant of such failure or (ii) otherwise breaches its obligations under the terms of this Agreement, or of any of its representations or warranties set forth in this Agreement, in each case which materially and adversely affects the interests of a Participant and which continues unremedied for sixty (60) days after receipt of written notice from any Participant of such breach; provided, however, if such breach is not reasonably capable of cure within sixty (60) days and Junior Participant has diligently commenced and prosecuted such cure, the cure period shall be extended an additional thirty (30) days.

“Major Decision” shall have the meaning set forth in Section 17.2.

“Maturity Date” shall have the meaning assigned to such term in the Loan Agreement.

“Monetary Event of Default” shall mean the failure of the Borrower to make a payment of principal or interest on the Loan or any other Event of Default that can be cured by payment of readily identifiable amount of money (after expiration of the applicable grace periods, if any, under the applicable Loan Documents).

“Mortgage” shall have the meaning assigned to such term in the recitals of this Agreement.

“Non Exempt Person” shall mean any Person other than a Person who is either (a) a U.S. Person or (b) has on file with the Agent (or any Servicer on its behalf) for the relevant year such duly executed form(s) or statement(s) as may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (i) any income tax treaty between the United States and the country of residence of such Person, (ii) the Code or (iii) any applicable rules or regulations in effect under clauses (i) or (ii) above, permit Agent to make distributions hereunder to such Person free of any obligation or liability for withholding.

“Non-Monetary Event of Default” shall mean an Event of Default under the Loan Documents that is not a Monetary Event of Default.

“Note A” shall have the meaning ascribed to such term in the recitals.

“Note B” shall have the meaning ascribed to such term in the recitals.

“Objection Narrative” shall have the meaning provided in Section 4.7(d).

“Option Agreement” shall mean the Option Agreement, dated January 15, 2015, between Borrower as “Seller” and Sentio as “Buyer”, together with the Purchase and Sale Agreement incorporated therein as Exhibit B thereto, and the Memorandum of Option referenced in Section 7 of the Option Agreement.

“Organizational Documents” shall mean, with respect to any entity that is:

(i)       a corporation, its certificate or articles of incorporation and bylaws,

(ii)       a limited liability company, its certificate of formation and its limited liability company agreement (howsoever designated),

(iii)       a trust, its trust agreement,

(iv)       a general partnership, its partnership agreement,

(v)       a limited partnership, its certificate of limited partnership and limited partnership agreement, and

(vi)       any other type of entity, its Organizational Documents of a similar nature.

“Participant” shall have the meaning assigned to such term in Section 2.1.

“Participation” shall have the meaning assigned to such term in Section 2.1. For the avoidance of doubt, the term “Participation”, as used herein, is not the same as the “Participation” under the Loan Agreement.

“Participation Amount” shall have the meaning provided in the Loan Agreement.

“Percentage Interest” shall mean (a) as to the Senior Participation, the ratio of the Senior Participation Principal Balance to the Loan Principal Balance, and (b) as to the Junior Participation, the ratio of the Junior Participation Principal Balance to the Loan Principal Balance; in each case, expressed as a percentage.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Prior Agent” means a Participant that served as Agent hereunder but was replaced by another Participant on account of a Loss of Control Event.

“Property” shall have the meaning assigned to such term in the recitals of this Agreement.

“Protective Advance” shall mean an advance made by a lender under a mortgage loan to protect the interests of the mortgage lender in the loan or in the underlying collateral, including (i) advances customarily deemed protective advances under normal and customary practices of mortgage loan administration, such as the payment of delinquent taxes or casualty insurance premiums and the payment of Costs incurred by a lender or its administrative agent or servicer in connection with the enforcement and administration of the Loan, and (ii) advances beyond the original commitment of the mortgage lender, or within the original commitment of the mortgage lender but at a time when such original commitment is not binding due to an event of default or failure to satisfy an applicable condition, made in order to complete construction of the improvements contemplated by the terms of the mortgage loan.

“Protective Advance Interest Rate” shall mean, as of any date of determination, the Loan Interest Rate as of such date.

“Protective Advance Default Interest Rate” shall mean the Protective Advance Interest rate plus four percent (4.0%).

“Purchase Notice” shall have the meaning assigned to such term in Section 9.3(i).

“Purchase Trigger” shall have the meaning assigned to such term in Section 9.1(i).

“RCP” shall have the meaning assigned to such term in the preamble to this Agreement.

“Realized Loan Loss” means any permanent reduction in the amount recoverable under the Loan, whether as a result of a Loan modification, a modification by a bankruptcy court, or a disposition of the Property for less than the sum of the total amount owing by Borrower.

“Related Payment Date” means, with respect to monthly distributions to the Participants, the Payment Date immediately preceding the date of distribution.

“REO Holding Company” shall have the meaning provided in Section 4.8.

“REO Major Decision” shall have the meaning ascribed to such term in Section 4.8(iii).

“REO Property” shall mean the Property if it shall have been acquired by the Agent or Participants following an Event of Default.

“Scheduled Payment” shall mean the monthly payment of interest and, if applicable, principal, due from Borrower on the Loan.

“Senior Participant” shall have the meaning assigned to such term in Section 2.1.

“Senior Participation” shall have the meaning assigned to such term in Section 2.1.

“Senior Participation Certificate” shall have the meaning assigned to such term in Section 2.1.

“Senior Participation Commitment Percentage” shall mean Forty Seven and 719/1000 percent (47.719%).

“Senior Participation Default Interest Rate” shall mean the Senior Participation Interest Rate plus four percent (4.0%).

“Senior Participation Interest Rate” shall mean five and 25/100 percent (5.25%) per annum.

“Senior Participation Principal Balance” as of any date of determination, shall mean (i) the amount of the Loan Principal Balance as of the Effective Date that is allocated to the Senior Participation by Section 2.2, plus (ii) all advances made by Senior Participant in respect of Project Costs pursuant to Section 3.2 after the Effective Date, plus (iii) all advances deemed made by Senior Participant in respect of the Interest Reserve pursuant to Section 3.3 after the Effective Date, plus (iv) all Protective Advances made by Senior Participant, plus (v) interest accrued after the Effective Date on the Senior Participation Balance (other than portions thereof attributable to Protective Advances and interest on Protective Advances) at the Senior Participation Interest Rate (or, when and to the extent applicable, the Senior Participation Default Interest Rate), plus (vi) interest accrued after the Effective Date on the portion of the outstanding Senior Participation Principal Balance attributable to Protective Advances (and accrued interest thereon) at the Protective Advance Interest Rate (or, when and to the extent applicable, the Protective Advance Default Interest Rate), minus (vii) all distributions made by Agent to Senior Participant pursuant to Section 5.2 or Section 5.3 in respect of interest and principal (including return of and on Protective Advances), minus (viii) all Realized Loan Losses allocated to Senior Participant pursuant to Section 6.2. Accrued interest shall be calculated and added to the Senior Participation Principal Balance on each Payment Date or, when appropriate with respect to partial months, on a daily basis, in a manner consistent with the Loan Agreement and Accepted Servicing Practices.

“Senior Participation Yield Maintenance Premium” shall mean an amount equal to the greater of: (i) one percent (1%) of the principal amount of the Senior Participant Principal Balance being prepaid from the related distribution, or (ii) the present value as of the Prepayment Date of the Calculated Payments from the Prepayment Date through the Stated Maturity Date (giving effect to extensions of the Stated Maturity Date only if the right to extend the Stated Maturity Date has been exercised by Agent (A) prior to the Prepayment Date, or (B) if a Yield Maintenance Premium becomes due and payable under the Loan Agreement on account of an acceleration following an Event of Default, prior to the acceleration, determined by discounting such payments at the Discount Rate). As used in this definition, the term “Prepayment Date” means the date on which the applicable prepayment is tendered to Agent. As used in this definition, the term “Calculated Payments” means the monthly payments of interest only with respect to the Senior Participation which would be distributable to Senior Participant hereunder based on the principal amount of the Senior Participation being distributed on the applicable Distribution Date and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (y) the Senior Participation Interest Rate and (z) the Yield Maintenance Treasury Rate. As used in this definition, the term “Discount Rate” means the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” means the yield calculated by Agent by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15 Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer and one shorter) most nearly approximating the Stated Maturity Date. In the event that Release H.15 is no longer published, Agent shall select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, shall Agent be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise. Agent’s determination of the Yield Maintenance Premium shall be final and binding absent manifest error.

“Sentio” shall have the meaning assigned to such term in the preamble to this Agreement.

“Sentio TRS” shall have the meaning assigned to such term in the preamble to this Agreement.

“Servicer” shall mean Agent, in its capacity as Servicer under this Agreement and Section 14.19 of the Loan Agreement.

“Taxes” shall mean any income or other taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature, now or hereafter imposed by any jurisdiction or by any department, agency, state or other political subdivision thereof or therein.

“Transfer” shall have the meaning assigned to such term in Section 14.1.

“UCC” shall mean the Uniform Commercial Code of the applicable state.

1.2              Rules of Construction. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)                 the use of any gender herein shall be deemed to include the other genders;

(ii)               all references in this Agreement to designated Sections, Subsections, Paragraphs, Articles, Exhibits, Schedules and other subdivisions or addenda without reference to a document are to the designated sections, subsections, paragraphs and articles and all other subdivisions of and exhibits, schedules and all other addenda to this Agreement, unless otherwise specified;

(iii)             a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall apply to Paragraphs and other subdivisions;

(iv)             the headings and captions used in this Agreement are for convenience of reference only and do not define, limit or describe the scope or intent of the provisions of this Agreement;

(v)               the terms “includes” or “including” shall mean without limitation by reason of enumeration;

(vi)             the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(vii)           the term “or” includes “and/or”;

(viii)         any defined term which relates to a document, instrument, or agreement includes within its definition any amendments, modifications, renewals, restatements, extensions, supplements, or substitutions which are hereafter executed and delivered in compliance with the terms hereof and thereof; and

(ix)             any agreement not to unreasonably withhold consent or approval shall be construed to include an agreement not to unreasonably condition or delay such consent or approval.

Section 2:   CREATION OF PARTICIPATIONS AND CONVEYANCE OF SENIOR PARTICIPATION.

2.1              Creation of Participations. Sentio and Sentio TRS hereby create a senior participation in the Loan (the “Senior Participation”) and a junior participation in the Loan (the “Junior Participation”). The Senior Participation and the Junior Participation are each referred to herein as a “Participation” and are collectively referred to herein as the “Participations”). The Senior Participation shall be evidenced by a certificate in the form attached hereto as Exhibit A (the “Senior Participation Certificate”). The Junior Participation shall be evidenced by a certificate in the form attached hereto as Exhibit B (the “Junior Participation Certificate”). The Senior Participation Certificate and the Junior Participation Certificate are each referred to herein as a “Certificate” and are collectively referred to herein as the “Certificates”. The holder (or holders) of the Senior Participation (including any permitted transferee thereof) is referred to herein as the “Senior Participant”. The holder (or holders) of the Junior Participation (including any permitted transferee thereof) is referred to herein as the “Junior Participant”. The Senior Participant and the Junior Participant are each referred to herein as a “Participant” and are collectively referred to herein as the “Participants”). The rights and obligations of Participants with respect to the Loan, the collateral for the Loan, and their respective Participations shall be governed by and subject to this Agreement.

2.2              Current Principal Balances of Participations. Junior Participant represents and warrants to Senior Participant as of the date hereof that, as of the Effective Date, the outstanding principal balance of the Loan is $30,159,414,47, which consists of the following components: (i) Advances of $28,808,870.64 made by Junior Participant prior to the Effective Date in respect of Project Costs, and (ii) advances of $1,350,544.10 made by Junior Participant prior to the Effective Date in respect of the Interest Reserve. The outstanding principal balance of the Loan is hereby allocated as follows: $21,912,000.00 to the Junior Participation and $8,247,414.47 to the Senior Participation.

2.3              Nature of Participations. Each Participation represents an undivided participation interest in the Loan, the Loan Documents (including Note A and Note B), and the collateral for the Loan, subject in all respects to the terms and conditions of this Agreement.

2.4              Conveyance of Senior Participation. Subject to the terms and conditions herein, Sentio and Sentio TRS hereby sell and convey the Senior Participation to RCP.

2.5              Issuance of Certificates. On the Effective Date, concurrently with execution and delivery of this Agreement, Sentio and Sentio TRS are issuing a Senior Participation Certificate to RCP and a Junior Participation Certificate to themselves.

2.6              Appointment of Agent. Subject to the terms and conditions of this Agreement, the Participants appoint Junior Participant as Agent and Junior Participant accepts such appointment. Junior Participant’s appointment as Agent is subject to replacement by Senior Participant upon a Loss of Control Event pursuant to the terms and conditions of this Agreement.

2.7              Custody of the Loan Documents. Each Participant shall hold its own Certificate. The Agent shall have custody of all of the Loan Documents, including Note A and Note B.

2.8              Option Agreement. Participants acknowledge that (i) the Option Agreement is not a Loan Document, (ii) the rights under the Option Agreement are not part of the Loan, and (iii) Senior Participant is not acquiring any right, title, or interest in the Option Agreement or in the option granted under the Option Agreement. If a transaction under the Option Agreement is consummated, the proceeds thereof shall be accounted for hereunder and distributed as Available Funds and (subject to Section 5.6 and Section 5.8) Junior Participant shall pay the Exit Fee and (if it has become payable under Section 5.8 but has not previously been paid) the Extension Fee to Senior Participant. Notwithstanding the foregoing or any provision in the Option Agreement to the contrary, Junior Participant acknowledges and agrees that Junior Participant (or its permitted successor or assignee) shall not be entitled to close a sale of the Property pursuant to an exercise of its rights under the Option Agreement if the proceeds from the sale of the Property pursuant thereto would not result in Senior Participant receiving less than an amount equal to the Senior Participation Principal Balance (together with all interest accrued thereon and not previously distributed ) and, if applicable, the Exit Fee and (if it has become payable under Section 5.8 but has not previously been paid) the Extension Fee.

Section 3:   PURCHASE PRICE AND FUTURE ADVANCES.

3.1              Purchase Price. On the Effective Date, Senior Participant is paying to Junior Participant an amount in cash equal to (i) the Senior Participation Principal Balance as of the Effective Date (after giving effect to the allocation provided in Section 2.2), less (ii) an origination fee of $200,000.00.

3.2              Future Funding Commitment. As additional consideration for the purchase and sale of the Senior Participation, Senior Participant commits to fund all Loan Advances that Lender is committed to fund under the Loan Documents to the extent not already funded by Junior Participant as of the Effective Date. From time to time, Agent shall determine if and when Borrower is eligible for a Loan Advance (including advances for Project Costs and advances in respect of the Interest Reserve). Agent shall make such determinations in accordance with the Funding Conditions, Section 3.3 hereof, Section 3.4 hereof, and Accepted Servicing Practices. Senior Participant commits that, upon determination by Agent that Borrower is eligible for a Loan Advance (including advances for Project Costs and advances in respect of the Interest Reserve), Senior Participant shall make such Loan Advance in accordance with instructions from Agent; provided that Senior Participant’s commitment hereunder in respect of Loan Advances is capped at $20,000,000.

3.3              Funding Conditions – Project Costs. Agent shall determine Borrower’s eligibility for Loan Advances in respect of Project Costs in accordance with the applicable Funding Conditions, this Section 3.3, and Accepted Servicing Practices.

(a)                Promptly upon receipt of a Disbursement Request pursuant to Section 4.3(a) of the Loan Agreement, Agent shall forward to each Participant, by e-mail, as soon as reasonably practicable, the following:

(i)                 A complete copy of the Disbursement Request with all enclosures and supporting information provided by the Borrower in connection with the Disbursement Request.

(ii)               A cover message that lists the information and documents being provided, states the amount to be funded by Senior Participant, estimates the date on which funding will be required, and states the date by which any Objection Narrative must be delivered, provided that in no event shall Senior Participant have fewer than five (5) days after receipt of the Disbursement Request to provide an Objection Narrative. Agent shall use commercially reasonable efforts to deliver the Disbursement Request the Senior Participant at least seven (7) days prior to the date on which funding will be required.

(b)               Following receipt of a Disbursement Request, Agent shall forward to each Participant, as soon as reasonably practicable after receipt, the following (to the extent applicable to the requested Loan Advance):

(i)                 The Distribution Spreadsheet.

(ii)               The signed G702/703 and subcontractor back-up with lien waivers if requested by a Participant.

(iii)             Copies of change orders with all relevant back-up materials, if applicable.

(iv)             For any Loan Advance to be used as a deposit under a purchase contract (a) a copy of the contract, and (b) an invoice for the payment then due.

(v)               For off-site stored materials (a) photographs of materials that note that the materials are for the proposed improvements and (b) a certificate of insurance naming Agent as mortgagee and Participants as loss payee as to such materials.

(vi)             If required by the title insurer as a condition of insuring the priority of such Loan Advance, either a title examination or title rundown advance letter or a Proforma title insurance date down endorsement (whichever is required under local custom and practice as a condition of insuring the priority of such advance) confirming such advance will have the same priority as prior Loan Advances with no intervening title exceptions, which confirmation may consist of an e-mail with any actual endorsement (if required) to be provided prior to the following Loan Advance.

(vii)           Invoices for all soft costs.

(viii)         A written construction inspection report from the Lender Consultant (or, in the alternative, confirmation from Agent that it has received a verbal or e-mailed approval from the Lender Consultant and, to the extent not previously supplied, the name and telephone number of the individual representative of the Lender Consultant that each Participant may contact directly, at its option, for confirmation or to discuss any issue, and in each case the written report that confirms any verbal or e-mailed approval shall be submitted prior to the funding of the following advance.

(ix)             If not already included in the report from the Lender Consultant, Agent’s determination as to whether the Loan is In Balance and calculations supporting same.

(x)               If not previously supplied, the applicable wire transfer instructions for the Loan Advance.

(c)                Agent shall consult in good faith with the Participants as to whether the applicable Funding Conditions have been satisfied. If any Participant believes that any applicable Funding Conditions have not been satisfied, such Participant may deliver to Agent a written narrative that discloses the basis for such belief (an “Objection Narrative”); and Agent shall give good faith consideration to any Objection Narrative that is timely delivered. The Participants acknowledge, however, that time is of the essence in connection with Loan Advances, and that failure to fund a Loan Advance in a timely manner could result in damage to Borrower and liabilities and costly disputes with Borrower. Accordingly, Participants hereby delegate to Agent the right to make the final determination whether the applicable Funding Conditions have been satisfied, and the determination of the Agent shall be final and binding on the Participants.

(d)               Once Agent has determined that the applicable Funding Conditions have been satisfied, Agent shall deliver to the Participants written notice of such determination and instructions for funding. Senior Participant shall effect the funding in accordance with such instructions.

(e)                Senior Participant acknowledges that, prior to the Effective Date, it has received as satisfactory opportunity to review and approve all Loan Advances in respect of Project Costs that were made prior to the Effective Date. As between the Participants, all Funding Conditions with respect to such Loan Advances are hereby deemed satisfied.

3.4              Funding Conditions – Interest Reserve. On each Payment Date, to the extent that Borrower is credited under the Loan Documents with a Loan Advance in respect of the Interest Reserve, Senior Participant shall make a Loan Advance. Agent shall determine the amount of the Loan Advance in accordance with the applicable Funding Conditions and Accepted Servicing Practices. Such Loan Advance shall be distributed to the Participants in accordance with Section 5.2. Agent shall notify the Participants of the amount of each Loan Advance in respect of the Interest Reserve at least five (5) Business Days prior to the applicable Payment Date. To the extent that a Loan Advance made by Senior Participant in respect of the Interest Reserve will immediately be distributed back to Senior Participant pursuant to Section 5.2, Agent shall make commercially reasonable efforts to net the anticipated distribution against the required Loan Advance (and to the extent of such netting, such Loan Advance and distribution may be made by book entry). However, to the extent that a Loan Advance made by Senior Participant in respect of the Interest Reserve will be distributed to Junior Participant, such Loan Advance shall be made by Senior Participant in cash, to Agent, on the applicable Payment Date.

3.5              Protective Advances.

(a)                If Agent believes that a Protective Advance is needed or is advisable, Agent shall recommend such Protective Advance to the Participants. If a Participant believes that a Protective Advance is needed or is advisable, the Participant may recommend to the other Participant that the Participants fund a Protective Advance.

(b)               The Participants shall each have the right, but not the obligation, to fund a Protective Advance recommended by the Agent or by the other Participant. However, no Participant shall fund a Protective Advance unless and until Agent and all Participants have a reasonable opportunity to confer in good faith with regard to the need or advisability of the proposed Protective Advance. Participants acknowledge that time may be of the essence with respect to recommended Protective Advances, and shall make commercially reasonable efforts to consult expeditiously with regard thereto.

(c)                If both Participants, after good faith consultation, elect to participate in a given Protective Advance, then they shall fund such Protective Advance on a pari passu basis, based on the Senior Participation Commitment Percentage and the Junior Participation Commitment Percentage.

(d)               If, after good faith consultation, only one Participant elects to participate in a given Protective Advance, then that Participant, in its discretion, may fund such Protective Advance unilaterally; provided that absent consent by both Participants, unrecovered Protective Advances, to the extent funded unilaterally by one Participant for any purpose other than specified in clause (i) of the definition of “Protective Advance”, may not exceed $2,000,000 at any time during the life of the Loan.

(e)                Any Protective Advance shall be funded by the Participant or Participants directly to Agent, and then shall be administered by Agent in accordance with the Loan Documents and Accepted Servicing Practices.

(f)                Protective Advances to the extent funded by Senior Participant shall be added to the Senior Participation Principal Balance when actually funded. Protective Advances to the extent funded by Junior Participant shall be added to the Junior Participation Principal Balance when actually funded. Interest thereon, to the extent attributable to Protective Advances (including interest thereon that was previously added to principal), shall accrue at the Protective Advance Interest Rate (or, when and to the extent applicable, at the Protective Advance Default Interest Rate), and shall be added to the Senior Participation Principal Balance or the Junior Participation Principal Balance, as applicable, on each Payment Date.

(g)               Agent, in its capacity as Agent, shall have no obligation to make a Protective Advance from its own funds.

Section 4:   ADMINISTRATION OF THE LOAN

4.1              Appointment of Agent. Subject to the terms and conditions of this Agreement, the Participants appoint Junior Participant as Agent, and Junior Participant accepts such appointment. Junior Participant’s appointment as Agent is subject to replacement by Senior Participant upon a Loss of Control Event pursuant to the terms and conditions of this Agreement. Except to the extent provided herein with respect to Major Decisions, the Agent shall have all of the power and authority to exercise the rights and prerogatives of the “Lender” under the Loan Documents and applicable law. Such power and authority shall include the power and authority to evaluate Borrower’s compliance with terms of the Loan Documents and applicable law, evaluate Borrower’s satisfaction of conditions, and evaluate and grant or deny Borrower’s requests for consents to actions that require Lender’s consent under the Loan Documents, amendments to the Loan Documents, and waivers of Lender’s rights under the Loan Documents, in each case, subject to Section 17. Such power and authority shall include the right to exercise the rights and remedies of the Lender under the Loan Documents or to forebear from exercising such rights and remedies, in each case, subject to Section 17. Subject to applicable law, the terms of this Agreement, the terms of the Loan Documents, and Acceptable Servicing Practices, Agent shall have the authority, acting alone, to do or cause to be done any and all things in connection with the servicing and administration of the Loan that it deems necessary or desirable.

4.2              Servicer.

(a)                Agent shall have all of the rights, prerogatives, and obligations of “Servicer” under the Loan Agreement. Participants acknowledge that, pursuant to Section 14.19(c) of the Loan Agreement, Sentio and Sentio TRS appointed Sentio as the “Servicer”. Sentio shall continue to exercise the rights and prerogatives of “Servicer” under the Loan Agreement and have the obligations relating thereto for so long as Junior Participant is the Agent hereunder. If, pursuant to the terms and conditions of this Agreement, Senior Participant becomes the Agent hereunder, then concurrently therewith Senior Participant shall acquire the rights and prerogatives under Section 14.19 of the Loan Agreement pertaining to appointment of a Servicer and shall assume the obligations relating thereto, and Sentio (or any person previously acting as Servicer) shall (i) relinquish such rights and prerogatives, (ii) be relieved from such obligations, effective as of such date and (iii) provide Borrower with written notice of such replacement Servicer in accordance with Section 14.19(b) of the Loan Agreement.

(b)               Without limiting the generalities of those duties generally considered to be normal and customary in the commercial mortgage loan industry with regard to its general mortgage servicing activities for commercial mortgage loans comparable to the Loan, Agent, in its capacity as Servicer, shall perform the following duties with respect to the Loan in accordance with the Loan Agreement and Accepted Servicing Practices:

(i)                 Use reasonable efforts to collect all payments and other amounts due from Borrower and its Affiliates.

(ii)               Establish, maintain, and administer lockbox accounts and disburse proceeds therefrom in accordance with the applicable provisions of the Loan Agreement.

(iii)             Hold all mortgage escrows and reserve payments that are required to be deposited into escrow or reserve accounts and disburse such proceeds in accordance with the applicable provisions of the Loan Agreement.

(iv)             Accept prepayments on the Loan and defeasance payments with respect to the Loan where the Borrower is entitled to pay the same as a matter of right.

(v)               Segregate from its corporate funds all funds received on account of the Loan and deposit such funds in a trust or custodial account or accounts.

(vi)             Keep a complete and accurate account of all amounts collected on account of the Loan and the application thereof.

(vii)           Track and calculate the Loan Principal Balance, the Senior Participation Principal Balance, and the Junior Participation Principal Balance, all components thereof, and all interest accruing thereon, at least on a monthly basis, and whenever necessary for effective administration of the Loan and this Agreement, in accordance with the terms of the Loan Documents, this Agreement, and Accepted Servicing Practices.

(viii)         Monitor all UCC financing statements and file all UCC continuation statements in appropriate jurisdictions as necessary to avoid a lapse in continuation of a security interest on the personal property constituting collateral for the Loan.

(ix)             Use reasonable efforts to obtain from Borrower and its Affiliates on a timely basis all financial statements, reports and other documents required to be furnished by Borrower and its Affiliates pursuant to the Loan Documents.

(x)               Provide Borrower with a statement outlining the information relating to the Loan as required by the Internal Revenue Service or any other applicable law within the time frame required.

(xi)             Provide each Participant with a certification quarterly, within 30 days after the end of each calendar quarter, stating that all amounts collected by Servicer with respect to the Loan have been properly applied in accordance with the terms of the Loan Agreement and this Agreement.

(xii)           Furnish a Participant, within a reasonable time of a Participant’s written request therefor, with all information relating to the Loan that such Participant may reasonably request to the extent such information is in possession of Servicer and can reasonably be produced without material cost to Servicer.

(c)                Servicer shall maintain a servicing file with respect to the Loan, as custodian for the Participants, and retain in such servicing file its copies of the mortgage loan documents and all other records and documents with respect to the Loan prepared by or which come into the possession of Servicer. Servicer may subcontract with a document custodian to maintain such servicing file. Servicer shall furnish or cause to be furnished copies of all records or documents with respect to the Loan which are held by it to the Participants upon request.

(d)               If any payment due under the Loan Agreement and not deferred with the written consent of the Participants (to the extent such consent is required hereunder) is not paid when the same becomes due and payable, or if the Borrower or its Affiliates fails to perform any other material covenant or obligation under the Loan, the Servicer shall promptly notify the Participants in accordance with its usual practice. If such delinquency or failure continues beyond the applicable grace periods provided in the Loan Agreement, the Servicer shall promptly notify the Participants and shall take such further actions as the Servicer deems appropriate, subject to Accepted Servicing Practices and the rights and obligations hereunder pertaining to Cure Rights and Major Decisions.

(e)                Servicer, in its capacity as Servicer, shall have no obligation to make any advances to Borrower, for the benefit of Borrower, or for the account of Borrower, and no obligation to make any Protective Advances or other servicing advances.

(f)                In consideration for its services as Servicer hereunder, Agent shall be entitled to reimbursement of its actual Costs, and shall be entitled to retain any Additional Servicing Compensation to the extent actually collected from Borrower (to the extent not duplicative of reimbursement of Costs); but otherwise shall not be entitled to any servicing fees.

4.3              Confirmation of Authority of Agent. The Participants shall execute and deliver such documentation as Agent may reasonably require to enable Borrower and third parties to rely on the power and authority granted or delegated to Agent (including Agent in its capacity as Servicer) in this Agreement.

4.4              Distributions. The Agent shall distribute to each Participant, in accordance with Section 5, all payments due to each such Participant under this Agreement; provided, however, that before calculating any amount of interest or principal due on any particular date to the Participants, the Agent shall apply all Realized Loan Losses realized as of any Payment Date to reduce the Loan Principal Balance until it has been reduced to zero, and shall allocate such Realized Loan Losses in accordance with Section 6.2.

4.5              Books, Records, and Reports to Participants. Agent shall maintain books and records with respect to the Loan and the Participations in accordance with Accepted Servicing Practices. The Agent shall provide to each Participant, when available:

(i)                 a summary of the current status of principal and interest payments on the Loan, and an accounting of the Loan Principal Balance, the Senior Participation Principal Balance, and the Junior Participation Principal Balance;

(ii)               copies of the Borrower’s current financial statements, to the extent in the Agent’s possession,

(iii)             current information, if any, as to the value of the Property, to the extent in the Agent’s possession,

(iv)             agreements that govern the administration of the Loan by the Agent (if any),

(v)               copies of any default or acceleration notices sent to the Borrower with respect to the Loan and all material correspondence related thereto;

(vi)             other reporting customarily provided by administrative agents and servicers of syndicated construction loans to noteholders and participants in such loans;

(vii)           copies of any Appraisals;

(viii)         all notices, requests for approval and other correspondence received from Borrower, Guarantor or any third party that is party to any Loan Document, including without limitation, all requests for disbursements of Loan Proceeds or Borrower equity funds, promptly upon Agent’s receipt of the same; and

(ix)             any other information with respect to the Borrower or the Loan reasonably requested by any Participant, to the extent in the Agent’s possession and can be reasonably produced without material costs to Agent.

4.6              Reports to Participants Following Event of Default. In addition to continuing to provide the materials set forth in Section 4.5 as required thereunder, the Agent shall prepare a report in accordance with this Section 4.6 if an Event of Default has occurred and is continuing. Such report shall be delivered, in electronic format, to each Participant that is not the Borrower or a Borrower Related Party. Agent shall update such report from time to time as is reasonably necessary as a result of material changes in circumstances or material changes in Agent’s proposed strategies for dealing with the Event of Default. Such report shall set forth such information regarding the Loan as is necessary to enable the Participants to make informed decisions hereunder and fulfill their reporting obligations to their investors and regulators, and shall include the following information to the extent reasonably determinable:

(i)                 summary of the status of the Loan and any negotiations with the Borrower;

(ii)               a discussion of the legal and environmental considerations reasonably known at such time to the Agent that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the Loan and whether outside legal counsel has been retained;

(iii)             the most current rent rolls and income or operating statements available for the Properties;

(iv)             the Agent’s recommendations on how such Loan might be returned to performing status;

(v)               the Appraised Value of the Property together with the assumptions used in the calculation thereof;

(vi)             the status of any foreclosure actions or other proceedings undertaken with respect thereto, any proposed workouts with respect thereto and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional Events of Default thereon;

(vii)           a summary of any material proposed actions and an analysis of whether or not taking such action is reasonably likely to produce a greater recovery on a present value and cost-effective basis than not taking such action, setting forth the basis on which the Agent made such determination;

(viii)         such other information as the Agent deems relevant in light of Accepted Servicing Practices; and

(ix)             to the extent reasonably determinable by and available to the Agent, such other information regarding the Loan as may be reasonably requested by any Participant (the costs associated with providing such other information to be reimbursed by such Participant).

4.7              Administration of Construction and Construction Disbursements. Agent shall administer the provisions of the Loan Agreement relating to the construction activities of the Borrower in accordance with the Loan Agreement, Section 3.3, and Accepted Servicing Practices.

4.8              Administration of REO Property. In the event that Agent, on behalf of the Participants, acquires the Property by foreclosure or deed in lieu thereof, title to the Property shall be taken by a newly formed Delaware limited liability company (the “REO Holding Company”). The Participant then serving as Agent from time to time shall serve as the managing member of the REO Holding Company. The other Participant shall become a member of the REO Holding Company. The Participants shall negotiate in good faith the terms of a limited liability company operating agreement and other Organizational Documents to govern the REO Holding Company and the ownership, operation, maintenance, management, leasing and marketing of the REO Property. The Participants agree that the terms of the operating agreement will include the following:

(i)                 Priorities for distribution of excess cash flow and proceeds of capital events that replicate, to the extent reasonably possible, the distribution priorities in Section 5.3 hereof.

(ii)               Terms contemplating the possible transfer of the rights and responsibilities of the managing member between the members that replicate, to the extent reasonably possible, the terms hereof pertaining to Loss of Control Events.

(iii)             Consent rights for the non-managing member if the non-managing member is Senior Participant, and notice and consultation rights, but not consent rights, if the non-managing member is Junior Participant, with regard to major decisions pertaining to management and disposition of the Property (each an “REO Major Decision”). The list of REO Major Decisions shall be reasonably consistent with lists of major decision consent rights customarily included in institutional two-party property-owning joint ventures for properties similar to the Property.

(iv)             Special purpose entity terms reasonably consistent with the requirements of institutional mortgage lenders.

(v)               Acknowledgement that the Property will not be held as a long-term investment but shall be marketed and sold by managing member in an orderly manner, in an arm’s length transaction after proper exposure to the market. Managing member shall make commercially reasonable efforts to complete the sale, consistent with the terms of the operating agreement, within twelve months after foreclosure or after acceptance of a deed-in-lieu of foreclosure. If such a sale is not completed within twelve months after foreclosure or acceptance of a deed-in-lieu of foreclosure and Junior Participant is still serving as managing member, then the REO Holding Company shall appoint Senior Participant as its special agent and representative with sole authority to market and sell the Property, and managing member shall cooperate in good faith with Senior Participant’s exercise of such authority.

(vi)             If managing member is Junior Participant, then, after proper exposure to the market, managing member may unilaterally accept any bona fide arm’s length offer that pays off the Senior Participation in full.

(vii)           If managing member is Senior Participant (or if Senior Participant is acting as the special agent and representative of the REO Holding Company as provided above), then, after proper exposure to the market, managing member (or, if applicable, Senior Participant in its capacity as special representative or agent) may unilaterally accept any bona fide arm’s length offer; except that if such offer does not pay off the Junior Participation in full, then managing member (or special representative and agent) shall not accept such offer or place the Property under binding contract to be sold until it first extends to Junior Participant a ten (10) Business Day opportunity to enter into a binding agreement to purchase the Property on price and material economic terms substantially equivalent to those contained in the offer. Such a binding agreement shall provide for a minimum of 45 days from the date of execution to the date of closing.

(viii)         The members of the REO Holding Company shall waive any rights to partition the Property.

Section 5:   DISTRIBUTIONS

5.1              Collection Account. Agent shall establish a Collection Account for each Participant. Each Participant hereby directs Agent, in accordance with the priorities set forth in Section 5.2 or Section 5.3, as applicable, to deposit into each Participant’s Collection Account, not later than the Distribution Date, all amounts distributable to the Participants hereunder. Delinquent payments received by Agent after the Related Payment Date shall be remitted by the Agent to such Collection Accounts in accordance with the terms hereof within two (2) Business Days following receipt. If the Effective Date is not on a Payment Date, the distributions with respect to the first Payment Date following the Effective Date shall be prorated appropriately so that Junior Participant receives all interest on the Loan, at the Loan Interest Rate, for the portion of the month in which it still owned the entire Loan.

5.2              Distributions in the Absence of a Continuing Event of Default. If no Continuing Event of Default shall have occurred and then be continuing, all amounts actually tendered by or on behalf of the Borrower or otherwise actually available for payment on the Loan (including Scheduled Payments, advances by a Participant in respect of the Interest Reserve, any amounts received in connection with any guaranty or indemnity agreement included in the Loan Documents, principal prepayments, balloon payments, liquidation proceeds, Yield Maintenance Premiums, Cure Payments (to the extent such Cure Payments represent payments due on the Loan rather than Protective Advances), Late Charges, and other fees, any proceeds of the consummation of a transaction under the Option Agreement that are applied by Borrower to repayment of the Loan, and the Participation Amount; but excluding proceeds under title, hazard or other insurance policies or awards or settlements in respect of condemnation proceedings or similar exercise of the power of eminent domain (other than any amounts thereof that are applied to repayment of the Loan) (individually or collectively, “Available Funds”) shall be distributed on the applicable Distribution Date by Agent and applied in the following order of priority (at such times, and out of such funds, as are specified (if any) and the appropriate clause herein):

(i)                 To Agent (and any Prior Agent), to reimburse any Costs incurred by Agent (and any Prior Agent) (including Costs incurred in its capacity as Servicer) in connection with its servicing of the Loan.

(ii)               To Agent, any Additional Servicing Compensation actually collected from Borrower (except to the extent that such Additional Servicing Compensation is duplicative of reimbursement of Costs pursuant to the prior paragraph).

(iii)             To each Participant that has made any Protective Advances in accordance with the terms hereof, in reimbursement of such Protective Advances, until it has recovered all of its Protective Advances and interest accrued thereon at the Protective Advance Interest Rate or, with respect to any period when the Borrower is obligated to pay interest at the Default Rate, interest accrued thereon at the Protective Advance Default Interest Rate, to but not including the most recent Payment Date. Protective Advances and interest thereon shall be recovered in reverse in chronological order from when such Protective Advances were made (i.e., with the most recent Protective Advances recovered first). If both Participants participate pro-rata in funding any particular Protective Advance, such Protective Advance shall be deemed made, for purposes of this Section 5.2(iii), on the date that both Participants have delivered to Agent their respective pro rata shares of the amount requested by Agent to fund a Protective Advance, and recovery of that Protective Advance and interest thereon shall be pro-rata based on the Percentage Interest of Senior Participant and the Percentage Interest of Junior Participant as of the date such Protective Advance was made.

(iv)             To Senior Participant until Senior Participant has received all interest accrued on the Senior Participation Principal Balance to (but not including) the most recent Payment Date at the Senior Participant Interest Rate (giving effect to the netting contemplated by Section 3.4 to the extent applicable).

(v)               To Junior Participant until Junior Participant has received the Junior Participation Interest Strip to (but not including) the most recent Payment Date.

(vi)             To Junior Participant, an amount sufficient to reimburse any unreimbursed Cure Payments previously made by Junior Participant.

(vii)           To Senior Participant until Senior Participant has recovered Realized Losses (if any) previously allocated to Senior Participant pursuant to Section 6.2.

(viii)         To Junior Participant until Junior Participant has recovered Realized Losses (if any) previously allocated to Junior Participant pursuant to Section 6.2.

(ix)             To the extent that Available Funds being distributed include amounts applicable to repayment or prepayment of principal with respect to the Loan, pro rata to Senior Participant and Junior Participant based on the Senior Participant Percentage Interest and the Junior Participant Percentage Interest, until the Loan Principal Balance is reduced to zero.

(x)               To the extent that Available Funds being distributed include any interest calculated at the Loan Interest Rate through (but not including the applicable Distribution Date) that has not previously been distributed, to Senior Participant until Senior Participant has received interest on the Senior Participant Principal Balance through (but not including) the applicable Distribution Date at the Senior Participation Interest Rate, and the balance of such interest to Junior Participant.

(xi)             To Senior Participant in respect of the Exit Fee, subject to Section 5.6.

(xii)           To Senior Participant in respect of the Extension Fee, to the extent payable under Section 5.8 but not previously paid.

(xiii)         To the extent that Available Funds being distributed include any fees paid by Borrower that are not reimbursement of Costs, Additional Servicing Compensation, Participation Amount, or Yield Maintenance Premium, pro rata to Senior Participant and Junior Participant based on the Senior Participant Percentage Interest and the Junior Participant Percentage Interest (or, if the Loan Principal Balance has been reduced to zero, pro rata based on the Senior Participant Commitment Percentage and the Junior Participant Commitment Percentage).

(xiv)         To the extent that Available Funds being distributed include any Yield Maintenance Premium actually collected, to Senior Participant until Senior Participant has received the Senior Participation Yield Maintenance Premium, and the balance of the Yield Maintenance Premium to Junior Participant.

(xv)           To the extent that Available Funds being distributed include any Participation Amount actually collected, to Junior Participant only (and Senior Participant acknowledges that it has no right, title, or interest in any Participation Amount); provided that if after application of Section 5.6 Senior Participant is entitled to the Exit Fee, the Exit Fee must be paid in full before Junior Participant receives any Participation Amount.

(xvi)         To the extent that Available Funds being distributed include any Default Interest actually collected, pro rata to Senior Participant and Junior Participant based on the Senior Participant Percentage Interest and the Junior Participant Percentage Interest (or, if the Loan Principal Balance has been reduced to zero, based on the Senior Participation Commitment Percentage and the Junior Participation Commitment Percentage).

(xvii)       Any remaining amount pro rata to Senior Participant and Junior Participant based on the Senior Participation Commitment Percentage and the Junior Participation Commitment Percentage.

5.3              Payments During a Continuing Event of Default. If a Continuing Event of Default has occurred and is continuing, Available Funds (including distributable cash flow from REO Property and the proceeds of disposition of REO Property) shall be distributed on the applicable Distribution Date by Agent and applied in the following order of priority (at such times, and out of such funds, as are specified (if any) and the appropriate clause herein):

(i)                 To Agent (and any Prior Agent), to reimburse any Costs incurred by Agent (and any Prior Agent) (including Costs incurred in its capacity as Servicer) in connection with its servicing and enforcement of the Loan and its administration and disposition of REO Property.

(ii)               To Agent, any Additional Servicing Compensation actually collected from Borrower (except to the extent that such Additional Servicing Compensation is duplicative of reimbursement of Costs pursuant to the prior paragraph).

(iii)             To each Participant that has made any Protective Advances in accordance with the terms hereof, in reimbursement of such Protective Advances, until it has recovered all of its Protective Advances and interest accrued thereon at the Protective Advance Interest Rate or, with respect to any period when the Borrower is obligated to pay interest at the Default Rate, interest accrued thereon at the Protective Advance Default Interest Rate, to but not including the most recent Payment Date. Protective Advances and interest thereon shall be recovered in reverse in chronological order from when such Protective Advances were made (i.e., with the most recent Protective Advances recovered first). If both Participants participate pro-rata in funding any particular Protective Advance, such Protective Advance shall be deemed made, for purposes of this Section 5.3(iii), on the date that both Participants have delivered to Agent their respective pro rata shares of the amount requested by Agent to fund a Protective Advance, and recovery of that Protective Advance and interest thereon shall be pro-rata based on the Percentage Interest of Senior Participant and the Percentage Interest of Junior Participant as of the date such Protective Advance was made.

(iv)             To Senior Participant until the Senior Participation Principal Balance and all interest accrued thereon through but not including the applicable Distribution Date, at the Senior Participation Interest Rate, has been paid in full (excluding any Default interest or any portion of the Senior Participation Principal Balance attributable to Default Interest).

(v)               To Junior Participant until the Junior Participation Principal Balance and the Junior Participation Interest Strip accrued thereon through but not including the applicable Distribution Date has been paid in full (excluding any Default interest or any portion of the Senior Participation Principal Balance attributable to Default Interest).

(vi)             To Junior Participant, an amount sufficient to reimburse any unreimbursed Cure Payments previously made by Junior Participant.

(vii)           To Senior Participant until Senior Participant has recovered Realized Losses (if any) previously allocated to Senior Participant pursuant to Section 6.2.

(viii)         To Junior Participant until Junior Participant has recovered Realized Losses (if any) previously allocated to Junior Participant pursuant to Section 6.2.

(ix)             To Senior Participant in respect of the Exit Fee, subject to Section 5.6.

(x)               To Senior Participant in respect of the Extension Fee, to the extent payable under Section 5.8 but not previously paid.

(xi)             To the extent that Available Funds being distributed include any fees paid by Borrower that are not reimbursement of Costs, Additional Servicing Compensation, Participation Amount, or Yield Maintenance Premium, pro rata to Senior Participant and Junior Participant based on the Senior Participant Percentage Interest and the Junior Participant Percentage Interest (or, if the Loan Principal Balance has been reduced to zero, pro rata based on the Senior Participant Commitment Percentage and the Junior Participant Commitment Percentage).

(xii)           To the extent that Available Funds being distributed include any Yield Maintenance Premium actually collected, to Senior Participant until Senior Participant has received the Senior Participation Yield Maintenance Premium, and the balance of the Yield Maintenance Premium to Junior Participant.

(xiii)         To the extent that Available Funds being distributed include any Participation Amount actually collected, to Junior Participant only (and Senior Participant acknowledges that it has no right, title, or interest in any Participation Amount); provided that if after application of Section 5.6 Senior Participant is entitled to the Exit Fee, the Exit Fee must be paid in full before Junior Participant receives any Participation Amount.

(xiv)         Pro rata to Senior Participant and Junior Participant based on the Senior Participation Commitment Percentage and the Junior Participation Commitment Percentage until all Default Interest payable by Borrower under the Loan Documents but not previously collected by Agent and distributed to the Participants has been distributed to the Participants; except that, for purposes hereof, Default Interest shall cease accruing on the date that Agent acquires the REO Property by foreclosure or deed-in-lieu thereof.

(xv)           Any remaining amount pro rata to Senior Participant and Junior Participant based on the Senior Participation Commitment Percentage and the Junior Participation Commitment Percentage.

5.4              Clarifications Applicable to All Distribution Provisions. Notwithstanding anything to the contrary in this Agreement:

(i)                 During any period when Cure Payments are being timely made by the Junior Participant (to the extent permitted hereunder), the Loan will be treated, as between the Participants, as if no Event of Default is continuing, and enforcement of remedies against Borrower (other than the sending of notices of default and similar communications) will be deferred or suspended.

(ii)               Following any period during which the terms of Section 5.3 come into in effect, if the applicable Continuing Event of Default is no longer continuing, whether as a result of a restructuring in connection with a workout or otherwise, and no other Continuing Event of Default has occurred and is continuing, the terms of Section 5.3 shall be suspended and Section 5.2 shall again be in effect, subject, however, to the terms of Section 6.

5.5              Return of Excess Payments and Agent’s Right of Offset.

(i)                 If Agent determines, or a court of competent jurisdiction orders, at any time, that any amount received or collected in respect of the Loan or either Participation pursuant to any insolvency, bankruptcy, fraudulent conveyance, preference or similar law, must be returned to the Borrower or any other Person, Agent shall be not required to distribute any portion thereof to any Participant, and each Participant shall promptly on demand repay to the Agent any portion thereof which shall have been theretofore distributed to the Participant, together with interest thereon at such rate, if any, as such Agent shall have been required to pay to the Borrower or such other Person with respect thereto. Each Participant agrees that if at any time it shall receive from any source whatsoever (other than as a distribution from Agent to which it is entitled hereunder) any payment on account of the Loan, it will promptly remit such payment to the Agent for distribution in accordance with this Agreement. If Agent determines that a distribution to a Participant was in error or contrary to law, this Agreement, the Loan Documents, or any other applicable agreement, the Participant that received such distribution shall promptly on demand remit such payment to Agent for proper redistribution.

(ii)               The obligations of each Participant under this Section 5.5 are separate and distinct obligations from one another, and each Participant understands that Agent shall have no right or obligation to enforce the obligations of Senior Participant against Junior Participant or the obligations of Junior Participant against Senior Participant. The obligations of each Participant under this Section 5.5 constitute absolute, unconditional and continuing obligations and Agent shall be deemed a third party beneficiary of these provisions.

(iii)             Agent shall have the right to offset any amounts due under this Section 5.5 from any Participant with respect to the Loan against any future payments due to such Participant hereunder.

5.6              Exit Fee.

(i)                 The right to the Exit Fee is personal to RCP and its Affiliates, may not be assigned, and shall not inure to the benefit of any assignee of the Senior Participation which is not an Affiliate of RCP. The Exit Fee shall be payable, pursuant to Section 2.8 or Section 9, or distributable pursuant to Section 5.2 or Section 5.3, only if, at the time that the Loan is paid in full or (if applicable) on the Junior Participant Purchase Option Closing Date, a fifty percent (50%) or greater beneficial interest in the Senior Participation is owned by RCP or an Affiliate of RCP.

(ii)               Senior Participant shall waive the Exit Fee if the Loan is repaid from the proceeds of a permanent loan (“Permanent Financing”), including but not limited to, any Fannie Mae or FHA/HUD mortgage insurance processing services and other permanent loan executions, offered by Red Mortgage Capital, LLC (“RMC”) or an Affiliate thereof; provided, however, that neither RMC nor any of its Affiliates shall have any obligation to provide any such Permanent Financing.

5.7              Commitment and Origination Fees. Junior Participant shall retain the $419,120.00 loan commitment fee paid by Borrower on the Closing Date, and no distribution with respect thereto shall be made hereunder. However, pursuant to Section 3.1, Senior Participant has received a credit on the Effective Date representing an origination fee of $200,000.00.

5.8              Extension Fee. In the event that the “Maturity Date” of the Loan occurs after January 15, 2020 as a result of elections made by Sentio pursuant to terms contained in the definitions of “Maturity Date” or “Stated Maturity Date” or negotiated written agreements between Sentio (in its capacity as Agent) and Borrower, Junior Participant shall pay the Extension Fee to the Senior Participant on or before January 15, 2020. Notwithstanding a Loss of Control Event, the right of Lender to extend the “Maturity Date” by operation of terms in the definitions of “Maturity Date” or “Stated Maturity Date” is reserved to Sentio, and may not be exercised by Senior Participant in its capacity as Agent. For clarification, an extension of the “Maturity Date” negotiated by Senior Participant, in its capacity as Agent after a Loss of Control Event, shall not trigger any obligation to pay an Extension Fee. Also, for clarification, a delay in repayment of the Loan until after January 15, 2020, shall not give rise to any obligation to pay the Extension Fee unless Sentio actually made the foregoing elections or, in its capacity as Agent, actually entered into a written agreement with Borrower extending the Maturity Date beyond such date.

Section 6:   WORKOUTS AND REALIZED LOAN LOSSES.

6.1              Limitation of Impact of Workouts on Senior Participation. Notwithstanding anything to the contrary contained herein, but subject to the consent rights of the Participants in accordance with this Agreement, if in connection with a workout or proposed workout of the Loan the terms thereof are modified such that:

(i)                 the Loan Principal Balance is decreased,

(ii)               the Loan Interest Rate is reduced,

(iii)             payments of interest or principal on the Loan are waived or reduced or deferred (other than a deferral of principal resulting solely from the extension of the Maturity Date of the Loan), or

(iv)             any other adjustment is made to any of the payment terms of the Loan, then all payments to the Senior Participant pursuant to Section 5.2 and Section 5.3, as applicable, shall be made as though such workout did not occur (except to the extent of Realized Loan Losses allocated to the Senior Participation in accordance with Section 6.2).

6.2              Economic Effect of Realized Loan Losses Borne by Participants in Reverse Sequential Order. The full economic effect of any Realized Loan Losses shall be allocated first to the Junior Participation until the Junior Participation Principal Balance is reduced to zero, and only thereafter to Senior Participation in reduction of the Senior Participation Principal Balance.

6.3              Distributions on Participations When Property is REO Property. If the Property shall become an REO Property, the priority of distributions among the Participants shall continue to be made in accordance with the terms of Section 5.3 that would be applicable following the occurrence and during the continuation of a Continuing Event of Default (whether or not the applicable Loan Documents then remain in effect).

Section 7:   [RESERVED]

Section 8:   LIMITATION ON LIABILITY.

8.1              Liability of Senior Participant to Junior Participant. Senior Participant shall not have any personal liability to Junior Participant with respect to the Junior Participation, except with respect to losses actually suffered due to the gross negligence, willful misconduct or breach of this Agreement on the part of Senior Participant.

8.2              Liability of Junior Participant to Senior Participant. Junior Participant shall not have any personal liability to Senior Participant with respect to the Senior Participation except with respect to losses actually suffered due to the gross negligence, willful misconduct or breach of this Agreement on the part of Junior Participant.

8.3              Liability of Agent. The limitations on personal liability in this Section 8 shall apply to Participants solely in their capacity as Participants, and not to a Participant when acting in its capacity as Agent.

Section 9:   PURCHASE OF SENIOR PARTICIPATION BY JUNIOR PARTICIPANT.

9.1              Grant of Junior Participant Purchase Option. Subject to the terms and conditions of this Section 9, Senior Participant hereby grants to Junior Participant the option (the “Junior Participant Purchase Option”) to purchase the Senior Participation at any time for a purchase price, in cash, equal to the Junior Participant Purchase Option Price.

9.2              Conditions of Junior Participant Purchase Option. In order to exercise the Junior Participant Purchase Option, Junior Participant must deliver to Senior Participant a written notice (the “Junior Participant Purchase Option Notice”) not later than fifteen (15) Business Days prior to the scheduled and published date of foreclosure of the Mortgage. The Junior Participant Purchase Option Notice must be duly executed by an authorized representative of Junior Participant and must declare Junior Participant’s unconditional election to exercise the Junior Participant Purchase Option.

9.3              Closing of Purchase and Sale Pursuant to Junior Participant Purchase Option. If Junior Participant timely delivers a Junior Participant Purchase Option Notice, then Junior Participant shall be unconditionally obligated to purchase, and Senior Participant shall be unconditionally obligated to sell, the Senior Participation for a price, in cash, equal to the Junior Participant Purchase Option Price, on a mutually convenient date (the “Junior Participant Purchase Option Closing Date”) that is not earlier than five Business Days and not later than ten (10) Business Days after delivery of the Junior Participant Purchase Option Price Notice. The Junior Participant Purchase Option Price shall be calculated by Agent not later than three (3) Business Days prior to the Junior Participant Purchase Option Closing Date and shall, absent manifest error, be binding upon the Participants. On the Junior Participant Purchase Option Closing Date, Junior Participant shall pay all reasonable out of pocket costs and expenses of Senior Participant and Agent incurred in connection with such purchase. Upon the consummation of the sale of the Senior Participation to Junior Participant, Senior Participant shall assign the Senior Participation to Junior Participant without recourse or warranty, except that Senior Participant owns the Senior Participation free and clear of liens and encumbrances, and that Senior Participant has the power and authority to deliver, and has executed an assignment of, and delivered all of its right, title and interest in the Senior Participation. Upon the consummation of the Junior Participant Purchase Option, Senior Participant and Agent shall deliver the Senior Participation Certificate and all original Loan Documents and other applicable materials in their possession to Junior Participant.

9.4              Deferral of Change of Control While Purchase and Sale is Pending. Following delivery of the Junior Participant Purchase Option Notice and continuing until the Junior Participant Purchase Option Closing Date, the Loan shall continue to be serviced by Agent in accordance with this Agreement and Accepted Servicing Practices, and any pending transfer of the rights of Agent to Senior Participant on account of a Loss of Control Event shall be suspended until the Junior Participant Purchase Option Closing Date.

9.5              Exit Fee Payable Upon Exercise of Junior Participant Purchase Option. Subject to Section 5.6, on the Junior Participant Purchase Option Closing Date, concurrently with payment of the Junior Participant Purchase Option Price, Junior Participant shall also pay to Senior Participant the Exit Fee. However, Senior Participant shall waive the Exit Fee if an Event of Default has occurred and is continuing, or if a Loss of Control Event by application of Paragraph (a) of the definition thereof, has occurred and is continuing on the date of delivery of the Junior Participant Purchase Option Notice.

Section 10:   CURE RIGHTS.

Upon the occurrence of an Event of Default, and upon notice from Agent (a “Cure Option Notice”) of the occurrence of such Event of Default (which notice the Agent shall promptly give to Senior Participant and Junior Participant upon receipt of knowledge thereof), Junior Participant shall have the right to cure such Event of Default (the “Cure Right”); provided, in the event that Junior Participant (the “Curing Participant”) has elected to cure any Event of Default, in order for the cure to be effective, the Event of Default must be cured by the Curing Participant within, in the case of an Event of Default with respect to a Scheduled Payment, ten (10) Business Days of receipt of such Cure Option Notice and, in the case of any other Event of Default, within thirty (30) days of receipt of such Cure Option Notice (the “Cure Period”). If Junior Participant is attempting to cure a Non-Monetary Event of Default which is reasonably capable of cure by Junior Participant, the Cure Period may be extended for an additional sixty (60) days (for a total of up to ninety (90) days), but only for so long as (i) the Curing Participant is diligently and expeditiously attempting to cure such Non-Monetary Event of Default, (ii) the Borrower or the Curing Participant makes all Scheduled Payments that become due and payable during the Cure Period, (iii) such Non-Monetary Event of Default is not the result of a bankruptcy of the Borrower, and no bankruptcy with respect to the Borrower commences during the period that the Curing Participant is otherwise permitted to cure a Non-Monetary Event of Default in accordance with this Section and (iv) there is no material adverse effect on the value, use or operation of Property as a result of the Event of Default and the extension of the Cure Period. In the case of concurrent Monetary Events of Default and Non-Monetary Events of Default, if all Monetary Events of Default are timely cured by Borrower or Curing Participant, then at the request of the Curing Participant the Agent shall waive any then-existing Non-Monetary Events of Default that are not reasonably susceptible of cure by the Curing Participant (including missed deadlines and financial covenant defaults), provided that such uncured Non-Monetary Events of Default do not have a material adverse effect on the value, use or operation of Property or materially impair the security for the Loan. In the event that the Curing Participant elects to cure an Event of Default that can be cured by the payment of money (each such payment, a “Cure Payment”), the Curing Participant shall make such Cure Payment as directed by Agent and each such Cure Payment shall include all costs, expenses, losses, liabilities, obligations, damages, penalties and disbursements imposed on, incurred by or asserted against Agent and any interest charged thereon with respect to the Loan (but excluding any Default Interest) during the period of time from the expiration of the grace period for such Event of Default under the Loan until such Cure Payment is made. Agent shall distribute any Cure Payment in accordance with Section 5.2. The right of the Curing Participant to reimbursement of any Cure Payment shall be governed by Section 5.2 and Section 5.3. The commencement of a Continuing Event of Default shall be deemed deferred until the Cure Period has expired without a timely cure of the applicable Event of Default; provided that Junior Participant’s right to defer a Continuing Event of Default by making payments of Scheduled Payments shall be limited to five (5) consecutive Scheduled Payments and to six (6) Scheduled Payments in the aggregate during the life of the Loan. Unless and until an Event of Default has ripened into a Continuing Event of Default (after giving effect to the Cure Right herein), Agent shall not accelerate the Loan or commence any remedies to enforce the rights of Lender under the Loan or Loan Documents; provided that nothing herein shall be construed to prohibit Agent from sending notices of the Event of Default to the Borrower or any related guarantor, making demands on the related Borrower or any related guarantor, or assessing Late Charges or Default Interest against the Borrower.

Section 11:   [RESERVED]

Section 12:   REPRESENTATIONS AND WARRANTIES OF THE PARTICIPANTS.

12.1          Representations and Warranties. As of the Effective Date, each Participant represents and warrants to the other Participant that:

(i)                 It is duly organized as the type of Person indicated in the preamble of this Agreement and is validly existing and in good standing under the laws of the jurisdiction of its organization indicated in the preamble to this Agreement;

(ii)               The execution, delivery and performance by it of this Agreement is within its organizational powers, has been duly authorized by all necessary organizational action, and does not contravene its Organizational Documents or any law or contractual restriction binding upon such Participant;

(iii)             It has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement;

(iv)             This Agreement is the legal, valid and binding obligation of such Participant, enforceable against such Participant in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except that the enforcement of rights with respect to indemnification and contribution obligations may be limited by applicable law;

(v)               All consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution and delivery and performance of this Agreement by such Participant have been obtained or made;

(vi)             There is no pending action, suit or proceeding, arbitration or governmental investigation against such Participant, an adverse outcome of which would materially affect its performance under this Agreement;

(vii)           It has not dealt with any broker, investment banker, agent or other person, other than the other Participant and its affiliates, that may be entitled to any commission or compensation in connection with the consummation of any of the transactions contemplated hereby;

(viii)         It is acquiring its Participation for its own account in the ordinary course of its business without any current intention of further transfer, distribution, or syndication;

(ix)             Its financial records will report the creation, purchase, and sale of the Senior Participation effected hereby as a true sale, and not as a financing;

(x)               None of the execution, delivery or performance by it of this Agreement will constitute a default (or an event which, with notice or lapse of time, or both would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or that is applicable to it or any of its assets (provided that Junior Participant makes no representation or warranty as to whether the transactions contemplated herein contravene the Loan Documents); and

(xi)             Such Participant is neither an employee benefit plan as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA, nor a plan as defined in Section 4975(e)(1) of the Code, that is subject to Section 4975 of the Code, nor are any of the assets to be used to purchase “plan assets” within the meaning of the Department of Labor Regulation Section 2510.3 101, that are subject to Title I of ERISA or Section 4975 of the Code.

Section 13:   INDEPENDENT ANALYSIS OF SENIOR PARTICIPANT.

13.1          Independent Analysis of Credit Decision. Subject to Section 12, Senior Participant acknowledges that it has, independently and without reliance upon Junior Participant or its officers, directors, employees, and Affiliates, and based on such documents, investigations, and information as it has deemed appropriate, made its own credit analysis and decision to purchase the Junior Participation (provided that the foregoing shall not limit the enforceability of the representations and warranties made by Senior Participant in this Agreement). Senior Participant acknowledges that it has received from Junior Participant all information it has requested from Junior Participant and has been gives a full and adequate opportunity to conduct its investigations and due diligence, that Junior Participant has made no representations or warranties with respect to the Loan (except as expressly provided herein), and that, subject to the representations, warranties, and covenants expressly set forth in this Agreement, Senior Participant assumes the risk of, and Junior Participant shall not have any responsibility to Senior Participant for:

(i)                 the collectability of the Loan,

(ii)               the validity, enforceability, sufficiency, or legal effect of any of the Loan Documents or the title insurance policy or policies or any survey furnished to Junior Participant in connection with the origination of the Loan,

(iii)             the validity, sufficiency or effectiveness of the lien created or to be created by the Loan Documents,

(iv)             the financial condition of the Borrower or any guarantor, or

(v)               the value or condition of the Property or any other collateral for the Loan.

Section 14:   TRANSFER OF PARTICIPATIONS OR COMMITMENTS.

14.1          Consents to Transfer Required. Each Participant acknowledges that the financial strength and expertise of the other Participant is a material inducement to entering into this Agreement. Accordingly, except as provided in Section 14.6, no Participant may assign, transfer, pledge, syndicate, participate, hypothecate, contribute, or otherwise dispose of (each, a “Transfer”) its Participation or any portion thereof or any direct or indirect or beneficial interest therein without the prior written consent of the other Participant, such consent not to be unreasonably withheld.

14.2          Standards for Granting Consent. Each Participant acknowledges that it shall be reasonable to withhold consent to a Transfer on any of the following grounds:

(i)                 The proposed transferee is not an Eligible Transferee.

(ii)               The proposed Transfer could reasonably be construed to contravene Section 14.7 of the Loan Agreement (provided that, if this is the sole basis for withholding consent, then the Participants shall cooperate in good faith in attempting to obtain the Borrower’s consent to the Transfer).

(iii)             The proposed Transfer could give rise to a prohibited transaction, or subject a Participant to additional taxation, under ERISA or under laws or regulations pertaining to real estate investment trusts; provided that the Participants shall cooperate in good faith in attempting to structure the proposed transaction in a manner that does not contravene such laws or regulations or trigger additional taxation.

(iv)             After giving effect to the Transfer, more than one Person will be in direct privity with the other Participant and Agent under this Agreement; it being the intent of the parties hereto that, at all times, each Participation be held by a single Person and any Transfer of less than an entire Participation be solely by means of the creation and transfers of sub-participations or transfers of equity interests in a Participant, provided that for the purposes of this Section, (i) Sentio and Sentio TRS shall be deemed one person and (ii) RCP and its Affiliates, if they jointly hold the Senior Participation, shall be deemed one person.

(v)               The proposed transferee or its Affiliates are (i) in violation of United States economic sanctions laws, Executive Orders and implementing regulations as promulgated by the United States Treasury Department’s Office of Foreign Assets Control and all applicable anti-money laundering and counter-terrorism regulations, or (ii) a person designated by the United States government on the list of the Specially Designated Nationals and Blocked Persons.

14.3          Certain Exceptions to Restrictions on Transfer.

(a)                Notwithstanding Section 14.1, the following Transfers shall not require the consent of any Participant (provided that such Transfer does not contravene Section 14.7 of the Loan Agreement or Borrower’s consent thereto is duly obtained):

(i)                 A Transfer by any Participant of its entire Participation to an Affiliate of that Participant (provided that the transferee assumes in writing the obligations of the transferor for the benefit of the other Participant, and provided further that, if at the time of the Transfer the Participants are committed to fund Loan Advances that have not yet been funded, then either the transferor remains obligated to fund such unfunded Loan Advances or the transferee provides financial statements, reasonably acceptable to the other Participant, evidencing the transferee’s capability to fund such unfunded Loan Advances);

(ii)               A Transfer or change in direct or indirect ownership or control of Sentio Healthcare Properties Inc.;

(iii)             A Transfer of the Junior Participation or of direct or indirect interests therein that is incident to a Transfer of all or substantially all of the assets of or managed by Sentio Healthcare Properties Inc.;

(iv)             A Transfer of, or change in, the direct or indirect ownership or control of Senior Participant; and

(v)               A Transfer of the Senior Participation or of direct or indirect interests therein that is incident to a Transfer of all or substantially all of the assets of or managed by Senior Participant.

(b)               Not later than ten (10) Business Days prior to consummation of a Transfer permitted pursuant to Section 14.3(a)(i), (iii), or (v), the transferor or transferee shall deliver to the other Participant written notice that describes the Transfer in detail reasonably sufficient to evidence that the Transfer is permitted hereunder.

14.4          Transfers of Agent’s Interest. A Transfer permitted hereunder of an entire Participation shall be deemed to include the applicable Participant’s rights, prerogatives, and obligations as Agent hereunder (if any). Agent may delegate some or all of its obligations as Agent to a loan servicer; but such delegation shall not excuse Agent from its obligations hereunder, including its obligations as “Servicer” hereunder. Notwithstanding anything to the contrary herein, only a Participant may serve as the Agent, and any attempt to Transfer the rights, prerogatives, and obligations of Agent to any Person other than a Participant (other than a delegation to a servicer) shall be void ab initio.

14.5          Transfers to Borrower or Affiliates of Borrower. Notwithstanding anything to the contrary herein, a Participant, in its sole discretion, may withhold consent to a Transfer if the transferee is Borrower or a Borrower Related Party. Any attempt to Transfer a Participation or any direct or indirect interest in a Participation to Borrower or a Borrower Related Party shall be void ab initio; and if Borrower or a Borrower Related Party owns any direct or indirect interest in a Participation or obtains Control of a Participation, the holder of such Participation shall be deemed to have forfeited all rights under this Agreement.

14.6          Procedures for Proposed Transfers. Subject to Section 14.3, prior to any Transfer, the transferor shall deliver the other Participant a written notice of the proposed Transfer and such information as the other Participant may reasonably request to evaluate whether consent should be granted, including sufficient information to enable the other Participant to make an informed business decision whether to consent or object thereto. If the other Participant determines to withhold consent, it shall provide written notice of such determination to the transferor, with reasonable disclosure of the reasons for such determination. If the other Participant fails to deliver its written determination within ten (10) Business Days of the request for consent, the transferor may provide a second written notice to the other Participant, clearly stating, in large, bold and otherwise conspicuous text, that should the other Participant fail to deliver its written determination within ten (10) Business Days, such failure shall be deemed consent to the proposed Transfer. If the other Participant does not then provide its written determination within such ten (10) Business Day period, such failure to respond shall be deemed to be the other Participant’s approval of the proposed Transfer.

14.7          Release from Liability. Upon consummation of a Transfer of an entire interest in a Participation that does not contravene the terms and conditions hereof, and upon assumption of the obligations hereunder by the transferee, the transferring Participant shall be deemed released from all obligations hereunder for the period after the effective date of the Transfer.

14.8          Registration of Transfers.

(i)                 Agent shall maintain a Participation Register. Any transfer of a Participation (but not a sub-participation) shall be recorded on the Participation Register. The Person in whose name a Participation is so registered shall be deemed and treated as the sole owner and holder of the Participation for all purposes under this Agreement.

(ii)               A permitted transferee of a Participation may obtain from Agent a replacement Certificate with respect to the Participation, issued in the name of the permitted transferee, upon surrender of the Certificate previously issued to the transferor.

Section 15:   [RESERVED]

Section 16:   AUTHORITY AND LIABILITIES OF THE AGENT.

16.1          Authority of Agent. Each Participant agrees that Agent, to the extent consistent with the terms of this Agreement (including Section 17), shall have the sole and exclusive authority (provided that it has obtained the consent of any Participant whose consent is required) with respect to the administration of, and exercise of rights and remedies with respect to, the Loan as representative of the Participants, including the sole and exclusive authority:

(i)                 to modify or waive any of the terms of the Loan Documents,

(ii)               to consent to any action or failure to act by the Borrower or any party to the Loan Documents,

(iii)             to vote all claims with respect to the Loan in any bankruptcy, insolvency or other similar proceedings,

(iv)             to exercise the Lender’s right under the Loan Agreement to extend the Stated Maturity Date, and

(v)               to take legal action to enforce or protect the Participants’ interests with respect to the Loan or to refrain from exercising any powers or rights under the Loan Documents, including the right at any time to call or to waive any Events of Default, or to accelerate or to refrain from accelerating the Loan or institute and manage any foreclosure action or other enforcement action.

16.2          Absence of Fiduciary Relationship. Agent shall have no fiduciary duty to any Participant in connection with the administration of the Loan; but Agent shall have a contractual duty to act in accordance with this Agreement and Accepted Servicing Practices. Such contractual duty shall be deemed assumed by Senior Participant if Senior Participant becomes the Agent on account of a Loss of Control Event.

16.3          Exclusive Right of Agent to Institute Loan Enforcement and Foreclosure Proceedings. Each Participant expressly and irrevocably waives for itself and any Person claiming through or under such Participant any and all rights that it may have under Section 1315 of the New York Real Property Actions and Proceedings Law or the provisions of any similar law that purports to give the Participant a right to initiate any loan enforcement or foreclosure proceeding.

16.4          Limitation on Agent’s Liability; Agent’s Ability to Rely on Advice of Experts. Agent shall not be liable to any Participant with respect to anything the Agent may do or omit to do in relation to the Loan, other than as set forth in this Agreement. Without limiting the generality of the foregoing, the Agent, acting on behalf of the Participants in accordance this Agreement, may rely on the advice of legal counsel, accountants and other experts (including those retained by the Borrower) and upon any written communication or telephone conversation which the Agent reasonably and in good faith believes to be genuine and correct or to have been signed, sent or made by the proper Person.

Section 17:   CONSULTATIONS AND MAJOR DECISIONS.

17.1          Consultations Between Agent and Participants. Agent shall consult with the Participants in good faith at any time (whether or not an Event of Default or Loss of Control Event has occurred) with respect to proposals to take any significant action with respect to the Loan or any REO Property (including any Major Decision) and shall consider in good faith any alternative proposal or recommendation by any Participant in connection therewith.

17.2          Major Decisions. Subject to Section 17.4, before consenting to or taking, as applicable, any of the actions described below (each, a “Major Decision”), the Agent shall be required (x) to notify the other Participant in writing of any proposal to take such action (unless such action was proposed in writing by the other Participant), and (y) to provide the other Participant with such information requested by the other Participant as may be necessary in the reasonable judgment of the other Participant in order to make an informed evaluation of the proposal. If the Agent is the Junior Participant, the Agent shall not consent to or take the Major Decision without the prior written approval of the Senior Participant. Such prior written approval may be withheld in Senior Participant’s sole discretion; except that if, under the Loan Documents or applicable law Agent is under a duty to Borrower not to unreasonably withhold consent or approval with respect to the proposed Major Decision, then Senior Participant shall be under an equivalent duty hereunder not to unreasonably withhold consent or approval. If the Agent is Senior Participant, then subject to Section 17.3, and provided that Junior Participant has been provided with notice, information, and consultation rights as provided in Section 17.1 and Section 17.2, Agent shall not be required to obtain the consent of Junior Participant before consenting to or taking the Major Decision (but Agent shall still be required to act in accordance with Accepted Servicing Practices); except that Junior Participant’s consent shall continue to be required, even if Senior Participant has become the Agent, for any agreement that constitutes a permanent write-off of principal or the substantial equivalent thereof. Major Decision shall mean each of the following:

(i)                 Release or accept any substitution of collateral for the Loan, or approve of any transfer of any such collateral, other than in accordance with and as specifically permitted (without the Lender’s consent) by the terms of the Loan Documents, or upon full satisfaction of the Loan; except that Major Decision shall not include evaluating and approving Borrower’s requests for disbursement of funds from deposits, reserves, or escrows held or controlled by Agent.

(ii)               Release of Borrower or any Borrower Related Party from liability under or with respect to the Loan, or modify, amend, release or waive rights or obligations under any guaranty provided in connection with the Loan.

(iii)             Make any determination not to enforce a “due-on-sale” or “due on encumbrance” clause (unless such clause is not exercisable under applicable law or such exercise is reasonably likely to result in successful legal action by the Borrower.

(iv)             Agree to or grant (A) any modification or waiver of a monetary term of the Loan or any modification of, or waiver with respect to, the Loan, (B) except for an extension agreement or forbearance agreement in either case not to exceed one (1) year beyond the Maturity Date, any change of the Maturity Date, (C) any reduction in the interest rate, Yield Maintenance Premium, or Exit Fee, (D) a deferral or a forgiveness of interest on or principal of the Loan, (E) other than extension agreements described above, any modification or waiver of any other monetary term of the Loan relating to the timing or amount of any payment of principal or interest or any other sums due and payable under the Loan Documents, or (F) any modification or waiver of any provision of the Loan which restricts the Borrower or its equity owners from incurring additional indebtedness.

(v)               Subject to the express rights (if any) of Borrower and Borrower Related Parties under the Loan Documents to do so without Lender’s consent, consent to any sale, transfer, pledge or assignment of the collateral for the Loan or of any controlling interest in Borrower.

(vi)             Agree to any material changes to, or grant any waivers of any of, the insurance requirements pertaining to insurance required under the Loan Documents or the disposition of insurance or condemnation proceeds, or settle any material insurance claim.

(vii)           Consent to any further encumbrance of the Collateral or incurrence of additional debt by Borrower (except as permitted by the Loan Agreement).

(viii)         Exercise any offsets against collateral of Borrower or collateral for the Loan held by or under the control of Agent.

(ix)             Agree to an acquisition of any collateral by deed-in-lieu of foreclosure.

(x)               Agree to any proposed sale of the collateral or any REO Property unless as a result thereof all amounts due Senior Participant shall be paid in full.

(xi)             Make any determination to bring any collateral into compliance with environmental laws or otherwise deal with hazardous materials.

(xii)           Agree to any modification of escrow or reserve requirements.

(xiii)         Consent to or accept any cancellation or termination of any of the Loan Documents; agree to any transfer or termination of any instrument now or hereafter assigned as security for the Loan; or release, partially or fully, any collateral for the Loan, except in connection with the full repayment of the Loan or pursuant to the express terms of the Loan Documents.

(xiv)         Increase the principal amount of the Loan except for (A) Loan Advances which Lender, pursuant to the Loan Documents, committed to make, (B) increases resulting from the assessment or accrual to the Loan Principal Balance of delinquent interest, Default Interest, Late Charges, or Costs chargeable to Borrower under the Loan Documents and applicable law and custom, and (C) Protective Advances to the extent permitted hereunder.

(xv)           Amend any intercreditor, buy-sell, recognition or subordination agreement relating to the Loan (provided that, for clarification, this shall not be construed to apply to the Option Agreement).

(xvi)         Approve any direct or indirect transfer of ownership or beneficial interest in Borrower, any assumption of the Loan or release of Borrower other than as expressly contemplated by the Loan Documents on the date hereof, or grant any consent to any material change in the Organizational Documents of Borrower other than changes expressly contemplated by the Loan Documents.

(xvii)       Waive any condition to an advance of Loan proceeds (provided that, with respect to this Major Decision, Senior Participant’s approval shall be deemed given unless its objection is duly reserved in an Objection Narrative).

(xviii)     Take any action or make any determination which is an REO Major Decision.

17.3          Action Notice for Major Decisions. Subject to Section 17.4, Agent shall notify in writing each Participant which must consent to a particular action pursuant to Section 17.2 or otherwise hereunder (such notice, an “Action Notice”). In the case of an Action Notice regarding a Major Decision, the Action Notice shall bear a legend, in large, bold and otherwise conspicuous text, identifying the notice as a request for consent to a Major Decision. If a Participant fails to notify the Agent of its approval or disapproval of any such proposed action within ten (10) Business Days after delivery to such Participant by Agent of the first Action Notice, then Agent may provide a second Action Notice to the Participant, clearly stating, in large, bold and otherwise conspicuous text, that should such Participant fail to notify the Agent of its approval or disapproval of such proposed action within ten (10) Business Days, such failure shall be deemed consent to the proposed action. If a Participant fails to notify the Agent of its approval or disapproval of any such proposed action within ten (10) Business Days after delivery to such Participant by Agent of the second Action Notice, then such action by the Agent shall be deemed to have been approved by the such Participant.

17.4          Restrictions on Powers of Participants. Notwithstanding any other provision of this Agreement, Agent shall not be bound by any advice, direction or objection from or by any Participant to the extent that Agent, in its reasonable good faith judgment, determines that such advice, direction, or objection, if followed, would require or cause Agent to violate any law of any applicable jurisdiction, would be inconsistent with Accepted Servicing Practices, or would violate any other provisions of this Agreement or the Loan Documents.

Section 18:   APPOINTMENT OF NEW AGENT FOLLOWING LOSS OF CONTROL EVENT; CONTROL RETENTION COLLATERAL

18.1          Required Control Appraisal. Promptly upon the occurrence of an Appraisal Event, Agent shall engage an appraiser to render an Appraisal of the Property. The appraiser shall be selected by Agent with the consent of both Participants. Thereafter, until sale of the REO Property or a Final Recovery Determination, unless waived by both Participants, not later than six (6) months after the effective date of the most recent Appraisal or Appraisal Update, Agent shall engage the same appraiser to render an Appraisal Update (except that at the request of either Participant, Agent shall engage a different appraiser who must be approved by both Participants, and the new appraiser shall render a new Appraisal). Each Appraisal and Appraisal Update shall be on an as “as-is” basis. The cost of each Appraisal and Appraisal Update shall be recoverable by Agent as a Cost.

18.2          Loss of Control Event. Within three (3) Business Days of its receipt of an Appraisal or Appraisal Update, the Agent shall notify the Participants whether a Loss of Control Event exists based on such Appraisal or Appraisal Update.

18.3          Second Opinion re Loss of Control Event. Upon the determination that a Loss of Control Event has occurred, Junior Participant shall have the right, for five (5) Business Days after such determination, to direct Agent to obtain a second Appraisal. The second Appraisal shall be rendered by a different appraiser approved by both Participants, at the sole expense of Junior Participant. The Participants shall jointly direct the approved appraiser to make commercially reasonable efforts to complete and deliver the second Appraisal within fifteen (15) Business Days from commencement of the engagement. If the Appraised Value of the Property determined by the second Appraisal does not differ from the Appraised Value indicated in the Appraisal or Appraisal Update used in determining the Loss of Control Event by more than 5%, the first Appraisal or Appraisal Update shall be utilized to determine the Loss of Control Event. If the Appraised Value of the Property determined by the second Appraisal differs from the Appraised Value indicated in the Appraisal or Appraisal Update used in determining the Loss of Control Event by more than 5%, the Agent shall direct the appraisers to jointly appoint a third Appraiser, at the expense of Junior Participant, to reconcile the differences between the Appraised Values determined under each Appraisal. The Participants shall jointly direct the third appraiser to make commercially reasonable efforts to complete its reconciliation within fifteen (15) Business Days from commencement of the engagement. The determination of such third Appraiser shall be the final and binding determination of the Appraised Value of the Property for purposes of determining the Loss of Control Event until the next Appraisal or Appraisal Update, if any, is ordered and received in accordance with the terms hereof. Until the Appraised Value has been determined in accordance with the second or third Appraisal, as applicable, the commencement of the Loss of Control Event shall be deferred.

18.4          Transfer of Agent Rights. Subject to Section 18.5, upon the commencement of a Loss of Control Event, Senior Participant shall have the right, upon demand, to assume the rights, responsibilities, and prerogatives of Agent hereunder. Such assumption shall be in writing, and Junior Participant, in its capacity as Agent, shall be released from all obligations and liabilities as Agent with respect to actions, events, or circumstances that first occur from and after the date that Senior Participant assumes in writing the rights, responsibilities, and prerogatives as Agent. Junior Participant shall cooperate in good faith with the transition.

18.5          Posting of Control Retention Collateral to Defer Loss of Control Event. Upon the final determination of a Loss of Control Event based on an Appraisal (after giving effect to the terms of Section 18.3), Junior Participant shall have the right to defer the Loss of Control Event by delivering to Senior Participant a Control Retention Guaranty that is secured by Control Retention Collateral. The Control Retention Collateral must be in an amount that would be sufficient to prevent the Loss of Control Event from occurring pursuant to the definition thereof. In order to be effective, the Control Retention Guaranty and the Control Retention Collateral must be delivered to Senior Participant within ten (10) Business Days after the final determination of the Loss of Control Event. Upon delivery of the Control Retention Guaranty and Control Retention Collateral, the Loss of Control Event shall be deferred until delivery of the next Appraisal or Appraisal Update, at which time the Agent, in consultation with the Participants, shall make a new determination whether a Loss of Control Event has occurred in accordance with all of the terms and conditions of this Section 18.

18.6          Restoration of Agent’s Rights to Junior Participant. At its request, Junior Participant shall be restored to the rights, prerogatives, and obligations of Agent if, based on a subsequent Appraisal or Appraisal Update and giving effect to the Control Retention Guaranty and Control Retention Collateral then held by Senior Participant, the Loss of Control Event is no longer continuing. In such event, Junior Participant shall have the right, upon demand, to assume the rights, responsibilities, and prerogatives of Agent hereunder. Such assumption shall be in writing, and Senior Participant, in its capacity as Agent, shall be released from all obligations and liabilities as Agent with respect to actions, events, or circumstances that first occur from and after the date that Junior Participant assumes in writing the rights, responsibilities, and prerogatives as Agent. Senior Participant shall cooperate in good faith with the transition.

18.7          Release of Excess Control Retention Collateral. If Junior Participant delivers a Control Retention Guaranty secured by Control Retention Collateral, and if the Participants determine in good faith, based on a subsequent Appraisal or Appraisal Update rendered in accordance with this Section 18 that the Control Retention Collateral exceeds the amount required to continue deferring a Loss of Control Event, Senior Participant shall release the excess Control Retention Collateral.

18.8          Application of Control Retention Collateral Upon Final Recovery Determination. Following a Final Recovery Determination and liquidation of all other collateral for the Loan in accordance with Accepted Servicing Practices and distribution of the proceeds thereof in accordance with the terms hereof, the Control Retention Collateral shall be liquidated and the proceeds thereof shall be distributed as Available Funds in accordance with the terms of Section 5.3.

Section 19:   CERTAIN MATTERS AFFECTING THE AGENT.

19.1          Certain Rights of Agent.

(i)                 The Agent may request and/or rely upon and shall be protected in acting or refraining from acting upon any notice or consent delivered to the Agent pursuant to this Agreement that Agent believed reasonably and in good faith to be genuine. The Agent shall not be bound to make any investigation into the facts or matters stated in any notice or consent delivered to the Agent pursuant to this Agreement. Notwithstanding the foregoing, this paragraph (i) shall not excuse Agent of any liability arising from its gross negligence or willful misconduct.

(ii)               The Agent shall be under no obligation to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any Participant pursuant to the provisions of this Agreement, unless it has received indemnity reasonably satisfactory to it.

(iii)             The Agent may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys or a third party servicer but shall not be relieved of its obligations hereunder, including its obligation to service the Loan in accordance with Accepted Servicing Practices.

Section 20:   MISCELLANEOUS

20.1          No Pledge or Loan. This Agreement shall not be deemed to represent a pledge of any interest in the Loan by the Senior Participant to the Junior Participant, or a loan from the Senior Participant to the Junior Participant. The transfer of the Senior Participation is intended to be a true sale and not a financing. The Participants shall not have any interest in any property taken as security for the Loan; provided, however, that if any such property or the proceeds thereof shall be applied in reduction of the Loan Principal Balance, then each Participant shall be entitled to receive its share of such application in accordance with the terms of this Agreement. The Participants acknowledge and agree that the Loan represents a single “claim” under Section 101 of the Bankruptcy Code, and that neither Participant shall be a separate creditor of the Borrower under the Bankruptcy Code.

20.2          No Creation of a Partnership or Exclusive Purchase Right. Nothing contained in this Agreement, and no action taken pursuant hereto shall be deemed to constitute the arrangement between the Participants of a partnership, association, joint venture or other entity. No Participant shall have any obligation whatsoever to offer to the other Participant the opportunity to purchase notes or participation interests relating to any future loans originated by the such Participant or any of its Affiliates, and if a Participant chooses to offer to the other Participant the opportunity to purchase notes or any participation interests in any future mortgage loans originated by the Participant or its Affiliates, such offer shall be at such purchase price and interest rate as the Participant chooses, in its sole and absolute discretion. No Participant shall have any obligation whatsoever to purchase from the other Participant any notes or participation interests in any future loans originated by the other Participant or any of its Affiliates.

20.3          Other Business Activities of the Participants. Each Participant acknowledges that the other Participant may make loans or otherwise extend credit to, and generally engage in any kind of business with, any Borrower Related Party and receive payments on such other loans or extensions of credit to Borrower Related Parties, and otherwise act with respect thereto freely and without accountability in the same manner as if this Agreement and the transactions contemplated hereby were not in effect.

20.4          Not a Security. No Participation shall be deemed to be a security within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934.

20.5          Governing Law; Submission to Jurisdiction.

(i)                 This agreement and the rights and obligations of the parties hereto shall be construed in accordance with and be governed by the laws of the State of New York (without giving effect to the principles thereof relating to conflicts of law).

(ii)               Any legal action or proceeding with respect to this agreement and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this agreement, each party hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts for any such action or proceeding. Each party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this agreement brought in the courts referred to above and hereby further irrevocably waives the right, and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any Participant to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against mortgage borrower in any other jurisdiction.

20.6          Waiver of Jury Trial. To the fullest extent permitted by applicable law, each party to this agreement hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this agreement.

20.7          Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

20.8          Counterparts. This Agreement may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission (including by electronic transmission of a signed signature page via fax machine or scanned file in PDF format) shall be as effective as delivery of a manually executed counterpart of this Agreement.

20.9          Captions. The titles and headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of the paragraphs and shall not be given any consideration in the construction of this Agreement.

20.10      Notices.

(i)                 All notices required hereunder shall be given in writing and addressed to the respective parties as set forth on the Exhibit C (or at such other address as any party shall hereafter inform the other party by written notice given as aforesaid) by:

(A)             personal delivery;

(B)              e-mail;

(C)              reputable overnight delivery service (charges prepaid); or

(D)             certified United States mail, postage prepaid return receipt requested.

(ii)               A written notice shall be deemed to have been given:

(A)             in the case of personal delivery, at the time of delivery (or refusal of receipt);

(B)              in the case of e-mail, on the Business Day delivered, provided that such notice is also sent concurrently pursuant to another method provided for in Section 20.10(i) above;

(C)              in the case of overnight prepaid delivery, upon the first attempted delivery on a Business Day; or

(D)             in the case of certified United States mail, two (2) Business Days after such deposit.

Notwithstanding the foregoing, any notice received after 5:00 p.m., local time of the recipient, shall be deemed to have been delivered the following Business Day. A party receiving a notice that does not comply with the technical requirements for notice under this Section 21.10 may elect to waive any deficiencies and treat the notice as having been properly given.

20.11      Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable laws, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

20.12      Withholding Taxes.

(i)                 If Borrower, Agent, or any other Person having control of funds payable to a Participant (a “Withholding Agent”) shall be required by law to deduct and withhold Taxes from interest, fees or other amounts payable to a Participant (the “Non-Exempt Participant”) with respect to the Loan as a result of such Participant constituting a Non-Exempt Person (or failing to provide to any Withholding Agent satisfactory evidence that it is not a Non-Exempt Person, in whole or in part), the Withholding Agent shall be entitled to do so with respect to such Non-Exempt Participant’s interest in such payment (all withheld amounts being deemed paid to the Non-Exempt Participant); provided that the Withholding Agent shall furnish the Non-Exempt Participant with a statement setting forth the amount of Taxes withheld, the applicable rate and other information which may reasonably be requested for purposes of assisting the Non-Exempt Participant to seek any allowable credits or deductions for the Taxes so withheld in each jurisdiction in which the Non-Exempt Participant is subject to tax.

(ii)               The Non-Exempt Participant shall and hereby agrees to indemnify any Withholding Agent against and hold such Withholding Agent harmless from and against any Taxes, interest, penalties and reasonable attorneys’ fees and disbursements arising or resulting from any failure of the Withholding Agent to withhold Taxes from payment made to the Non-Exempt Participant in reliance upon any representation, certificate, statement, document or instrument made or provided by the Non-Exempt Participant to a Withholding Agent, it being expressly understood and agreed that:

(A)             The Withholding Agent shall be absolutely and unconditionally entitled to accept any such representation, certificate, statement, document or instrument as being true and correct in all respects and to fully rely thereon without any obligation or responsibility to investigate or to make any inquiries with respect to the accuracy, veracity, correctness or validity of the same; and

(B)              The Non-Exempt Participant shall, upon request of the Withholding Agent and at its sole cost and expense, defend any claim or action relating to the foregoing indemnification using counsel reasonably satisfactory to the Withholding Agent.

(iii)             Each Participant that claims exemption (in whole or in part) from withholding of U.S. income tax represents to the other Participant (for the benefit of the Borrower and Agent) that it is not a Non Exempt Person (to the extent of its claimed exemption) and that neither the Borrower nor Agent nor any other Person is obligated under applicable law to withhold Taxes on sums paid to it with respect to the Loan or otherwise pursuant to this Agreement to the extent that it claims an exemption. Contemporaneously with the execution of this Agreement and from time to time as necessary during the term of this Agreement, each Participant shall deliver to the Agent, or such other Person as shall be making distributions to the Participant’s hereunder, evidence satisfactory to such Person substantiating that it is not a Non Exempt Person (to the extent of its claim of exemption) and that the Withholding Agent is not obligated under applicable law to withhold Taxes on sums paid to it (to the extent of its claim of exemption) with respect to the Loan or otherwise under this Agreement.

(iv)             Without limiting the effect of the foregoing, (i) if a Participant is created or organized under the laws of the United States, any state thereof or the District of Columbia, it shall satisfy the requirements of the preceding sentence by furnishing to the Servicer or such other Person as shall be making distributions hereunder an Internal Revenue Service Form W 9 and (ii) if the Participant is not created or organized under the laws of the United States, any state thereof or the District of Columbia, and if the payment of interest or other amounts by the Borrower is treated for United States income tax purposes as derived in whole or part from sources within the United States, the Participant shall satisfy the requirements of the preceding sentence by furnishing to the Servicer or other Person making distributions hereunder Internal Revenue Service Form W 8ECI or Form W 8BEN, or successor forms, as may be required from time to time, duly executed by such Participant, as evidence of the Participant’s whole or partial exemption from the withholding of United States tax with respect thereto. No Person shall be obligated to make any payment hereunder to any Participant in respect of its Participation or otherwise until the Participant shall have furnished to such Person the requested forms, certificates, statements or documents.

(v)               The Agent shall treat any Participant that does not satisfy the requirements set forth herein as a Non-Exempt Participant.

[NO FURTHER TEXT ON THIS PAGE]

IN WITNESS WHEREOF, each of the Participants has caused this Agreement to be duly executed as of the day and year first above written.

senior participant

red capital partners, llc,
an Ohio limited liability company

By:	/s/ CHRISTOPHER ADAMS
Name: CHISTOPHER ADAMS
Title: Managing Director

junior participant:

sentio georgetown, llc,
a Delaware limited liability company

By:	/s/ JOHN MARK RAMSEY
Name: JOHN MARK RAMSEY
Title: AUTHORIZED SIGNER

sentio georgetown TRS, llc,
a Delaware limited liability company

By:	/s/ JOHN MARK RAMSEY
Name: JOHN MARK RAMSEY
Title: AUTHORIZED SIGNER

CONSENT OF BORROWER

The undersigned is the “Borrower” under the CONSTRUCTION LOAN AGREEMENT between SENTIO GEORGETOWN, LLC, a Delaware limited liability company and SENTIO GEORGETOWN TRS, LLC, a Delaware limited liability company, collectively as Lender, and WESTMINSTER – LCS GEORGETOWN LLC, an Iowa limited liability company as Borrower dated as of January 15, 2015 (the “Agreement”).

Pursuant to Section 14.17 of the Agreement, Borrower consents to the foregoing Participation Agreement, and agrees that a subsequent change in the identity of the “Agent” thereunder, on account of a Loss of Control Event or the termination of a Loss of Control Event, shall not require the consent of Borrower.

Borrower acknowledges that it is not an intended beneficiary of the Participation Agreement.

August 31, 2016

WESTMINSTER – LCS GEORGETOWN LLC, an Iowa limited liability company

By: LCS Georgetown LLC, an Iowa limited liability company, its Managing Member

By:	/s/ Joel D. Nelson
Name: Joel D. Nelson
Title: President and COO

EXHIBIT A

SENIOR PARTICIPATION CERTIFICATE

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE. THE HOLDER OF THIS CERTIFICATE, BY ITS ACCEPTANCE HEREOF, REPRESENTS THAT IT IS ACQUIRING THE PARTICIPATION INTEREST EVIDENCED BY THIS CERTIFICATE FOR INVESTMENT AND NOT WITH A VIEW TO ANY SALE OR DISTRIBUTION THEREOF.

THIS CERTIFICATE IS NOT A NEGOTIABLE INSTRUMENT. THE PARTICIPATION INTEREST EVIDENCED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A PARTICIPATION AGREEMENT, AND MAY NOT BE TRANSFERRED OR ENCUMBERED EXCEPT IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE PARTICIPATION AGREEMENT.

Senior Participation	Senior Certificate No. 1

Reference is made to a Construction Loan Agreement (the “Agreement”) dated January 15, 2015, between WESTMINSTER – LCS GEORGETOWN LLC, an Iowa limited liability company as “Borrower”, and SENTIO GEORGETOWN, LLC, a Delaware limited liability company and SENTIO GEORGETOWN TRS, LLC, a Delaware limited liability company, collectively as “Lender”. Capitalized terms used herein, if not otherwise defined, have the meanings ascribed to them in the Participation Agreement (defined below).

The undersigned, in its capacity as “Lender” under the Agreement, hereby certifies that

RED CAPITAL PARTNERS, LLC, an Ohio limited liability company is the registered holder of the Senior Participation in the Loan, which Senior Participation was created pursuant to the Participation Agreement, dated August 31, 2016, by and among RED CAPITAL PARTNERS, LLC, SENTIO GEORGETOWN, LLC, and SENTIO GEORGETOWN TRS, LLC (the “Participation Agreement”).

The participation interest evidenced by this certificate may not be transferred except in accordance with the terms and conditions of the Participation Agreement, and any other transfer shall be without effect and shall not be recognized by the undersigned. A permitted transferee of the participation interest evidenced this certificate may become a registered holder thereof only by surrendering this certificate and requesting issuance of a replacement certificate in accordance with the terms and conditions of the Participation Agreement.

Dated: August 31, 2016

SENTIO GEORGETOWN, LLC a Delaware limited liability company By: ___________________________ Name: ________________________ Title: _________________________	SENTIO GEORGETOWN TRS, LLC a Delaware limited liability company By: ___________________________ Name: ________________________ Title: _________________________

EXHIBIT B

JUNIOR PARTICIPATION CERTIFICATE

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE. THE HOLDER OF THIS CERTIFICATE, BY ITS ACCEPTANCE HEREOF, REPRESENTS THAT IT IS ACQUIRING THE PARTICIPATION INTEREST EVIDENCED BY THIS CERTIFICATE FOR INVESTMENT AND NOT WITH A VIEW TO ANY SALE OR DISTRIBUTION THEREOF.

THIS CERTIFICATE IS NOT A NEGOTIABLE INSTRUMENT. THE PARTICIPATION INTEREST EVIDENCED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A PARTICIPATION AGREEMENT, AND MAY NOT BE TRANSFERRED OR ENCUMBERED EXCEPT IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE PARTICIPATION AGREEMENT.

Junior Participation	Junior Certificate No. 1

Reference is made to a Construction Loan Agreement (the “Agreement”) dated January 15, 2015, between WESTMINSTER – LCS GEORGETOWN LLC, an Iowa limited liability company as “Borrower”, and SENTIO GEORGETOWN, LLC, a Delaware limited liability company and SENTIO GEORGETOWN TRS, LLC, a Delaware limited liability company, collectively as “Lender”. Capitalized terms used herein, if not otherwise defined, have the meanings ascribed to them in the Participation Agreement (defined below).

The undersigned, in its capacity as “Lender” under the Agreement, hereby certifies that

SENTIO GEORGETOWN, LLC, a Delaware limited liability company,
and
SENTIO GEORGETOWN TRS, LLC, a Delaware limited liability company,

are collectively the registered holder of the Junior Participation in the Loan, which Junior Participation was created pursuant to the Participation Agreement, dated August 31, 2016, by and among RED CAPITAL PARTNERS, LLC, SENTIO GEORGETOWN, LLC, and SENTIO GEORGETOWN TRS, LLC (the “Participation Agreement”).

The participation interest evidenced by this certificate may not be transferred except in accordance with the terms and conditions of the Participation Agreement, and any other transfer shall be without effect and shall not be recognized by the undersigned. A permitted transferee of the participation interest evidenced this certificate may become a registered holder thereof only by surrendering this certificate and requesting issuance of a replacement certificate in accordance with the terms and conditions of the Participation Agreement.

Dated: August 31, 2016

SENTIO GEORGETOWN, LLC a Delaware limited liability company By: ___________________________ Name: ________________________ Title: _________________________	SENTIO GEORGETOWN TRS, LLC a Delaware limited liability company By: ___________________________ Name: ________________________ Title: _________________________

EXHIBIT C

Notice Addresses

To Junior Participant:	Sentio Georgetown, LLC c/o Sentio Investments, LLC 189 South Orange Ave. Orlando, Florida 32801 Attention: Spencer Smith Email: ssmith@sentioinvestments.com

With a copy to:	DLA Piper LLP (US) 5251 DTC Parkway, Suite 1001 Greenwood Village, Colorado 80111 Attention: David E. Cher Email: david.cher@dlapiper.com

To Senior Participant:

Red Capital Partners, LLC

1 N. Franklin Street, Suite 1150

Chicago, Illinois 60606

Attention: John O’Toole, Managing Director

Email: JPOtoole@redcapitalgroup.com

and

Red Capital Partners, LLC

10 W. Broad Street, 8th Floor

Columbus, OH 43215-3418

Attention: James Henson, General Counsel

E-Mail: JJHenson@redcapitalgroup.com

With a copy to:	Munsch Hardt Kopf & Harr, P.C. 500 N. Akard Street, Suite 3800 Dallas, Texas 75201-6659 Attention: Phillip J.F. Geheb, Esq. Email: pgeheb@munsch.com

Exhibit D

Distribution Spreadsheet

THE DELANEY AT GEORGETOWN

Draw Request No. 17

			(D)				(H)
			Reallocated		(F)		Total	(I)
	(B)	(C)	Budgeted	(E)	Sentio	(G)	Requests	Balance to
(A)	Budgeted	Reallocations	Amount	Prior	Loan A Interest	Current	To Date	Completion
Budgeted Line Items	Amount	To Budget	[(B) + (C)]	Requests	Funded 8/1/16	Request	[(E)+(F)+(G)]	[(D) - (H)]

USES OF FUNDS

White Construction Costs (GMP)	$29,598,138.00	$325,716.37	$29,923,854.37	$25,629,947.68	$0.00	$940,725.49	$26,570,673.17	$3,353,181.20
Construction Costs (Non-GMP) (1)	913,000.00	694,457.62	1,607,457.62	652,199.01	0.00	100,450.62	752,649.63	854,807.99
Total Hard Costs	30,511,138.00	1,020,173.99	31,531,311.99	26,282,146.69	0.00	1,041,176.11	27,323,322.80	4,207,989.19

Land	2,884,000.00	233,964.55	3,117,964.55	3,117,964.55	0.00	0.00	3,117,964.55	0.00
Design Costs (1)	1,425,000.00	(33,495.30)	1,391,504.70	1,388,363.22	0.00	0.00	1,388,363.22	3,141.48
Interior Design Costs	824,600.00	0.00	824,600.00	79,415.09	0.00	0.00	79,415.09	745,184.91
Financing Costs	1,235,910.00	0.00	1,235,910.00	1,181,173.35	0.00	0.00	1,181,173.35	54,736.65
Construction Period Interest	5,539,000.00	0.00	5,539,000.00	1,163,048.91	186,618.44	876.75	1,350,544.10	4,188,455.90
Occupancy Development	286,000.00	0.00	286,000.00	221,927.75	0.00	6,266.56	228,194.31	57,805.69
Capital Items (Non-GMP)	610,400.00	0.00	610,400.00	67,417.56	0.00	0.00	67,417.56	542,982.44
Travel Costs	72,000.00	54,323.91	126,323.91	124,535.86	0.00	1,788.05	126,323.91	0.00
Consultants and Legal Costs (1)	100,000.00	93,570.51	193,570.51	193,033.51	0.00	537.00	193,570.51	0.00
Filing Costs	0.00	6,921.00	6,921.00	6,921.00	0.00	0.00	6,921.00	0.00
General Costs	0.00	16,941.71	16,941.71	9,868.36	0.00	48.00	9,916.36	7,025.35
Development Fee	2,084,251.00	0.00	2,084,251.00	1,521,518.00	0.00	19,230.00	1,540,748.00	543,503.00
Start-Up Loss	1,991,502.00	0.00	1,991,502.00	547,250.00	0.00	400,000.00	947,250.00	1,044,252.00
Project Contingency	1,644,434.00	(1,383,621.37)	260,812.63	0.00	0.00	0.00	0.00	260,812.63
Total Soft Costs	18,697,097.00	(1,011,394.99)	17,685,702.01	9,622,437.16	186,618.44	428,746.36	10,237,801.96	7,447,900.05

Operating Reserves (2)	100,000.00	0.00	100,000.00	3,303.71	0.00	0.00	3,303.71	96,696.29

Total Uses of Funds	$49,308,235.00	$8,779.00	$49,317,014.00	$35,907,887.56	$186,618.44	$1,469,922.47	$37,564,428.47	$11,752,585.53

SOURCES OF FUNDS

Borrower Equity	$7,396,235.00	$0.00	$7,396,235.00	$7,396,235.00	$0.00	$0.00	$7,396,235.00	$0.00
Reimbursement for Tree Mitigation (1)	0.00	8,779.00	8,779.00	8,779.00	0.00	0.00	8,779.00	0.00
Sentio Loan A	40,912,000.00	0.00	40,912,000.00	27,842,237.16	186,618.44	1,434,850.83	29,463,706.43	11,448,293.57
Sentio Loan B	1,000,000.00	0.00	1,000,000.00	660,636.40	0.00	35,071.64	695,708.04	304,291.96

Total Sources of Funds	$49,308,235.00	$8,779.00	$49,317,014.00	$35,907,887.56	$186,618.44	$1,469,922.47	$37,564,428.47	$11,752,585.53

(1) The Surveyor had improperly located a tree on the Survey, and the corrective tree mitigation included expenditures allocated to Construction Costs (Non-GMP) ($6,050.00), Design Costs ($1,600.00) and Consultants and Legal Costs ($1,129.00).  The Surveyor reimbursed the Borrower for these costs (totaling $8,779.00), and these funds were released in Draw Request No. 4.

(2) WellsOne Account Statement is not included in this Draw Request.

NOTE: Total Loan A and B current request for funding is $1,434,850.83 plus $35,071.64 equals $1,469,922.47.

i